Exhibit 99.1

Execution version

ASSET PURCHASE AGREEMENT

VECIMA NETWORKS INC.

- and -

CONCURRENT COMPUTER CORPORATION

______________________

October 13, 2017

______________________

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION	1
1.1	Defined Terms	1
1.2	Rules of Construction	12
1.3	Entire Agreement	13
1.4	Governing Law and Submission to Jurisdiction	13
1.5	Severability	14
1.6	Knowledge	14
1.7	No Contra Preferentum	14
1.8	Schedules	15
ARTICLE 2 PURCHASE AND SALE	15
2.1	Purchased Assets	15
2.2	Excluded Assets	18
2.3	Purchase Price Payment at Closing	19
2.4	Escrow Payment at Closing	19
2.5	Post-Closing Cash Purchase Price Determination	19
2.6	Assumption of Certain Liabilities by Purchaser	21
2.7	Product Liability and Warranty Obligations	23
2.8	Allocation of Purchase Price	23
2.9	Transfer Taxes	24
2.10	Withholding	24
ARTICLE 3 CLOSING AND CLOSING CONDITIONS	24
3.1	Transfer	24
3.2	Risk of Loss	25
3.3	Closing Deliveries by the Seller	25
3.4	Closing Deliveries by the Purchaser	26
3.5	Conditions of Closing in Favor of the Purchaser	27
3.6	Conditions of Closing in Favor of the Seller	28
3.7	Termination of Agreement	29
3.8	Effect of Termination	30
3.9	Termination Fee	31
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER	32
4.1	Organization	32
4.2	Authorization	32

- i -

4.3	No Other Agreements to Purchase	33
4.4	No Violation	33
4.5	Sufficiency of Purchased Assets	33
4.6	Title to Personal Property	34
4.7	Leases	34
4.8	Owned Real Property	34
4.9	Intellectual Property	34
4.10	Contracts	35
4.11	Personal Information	36
4.12	Inventory	36
4.13	Property Insurance	36
4.14	CCSC	36
4.15	No Expropriation	37
4.16	Agreements and Commitments	37
4.17	Compliance with Laws; Licenses	38
4.18	Consents and Approvals	38
4.19	Financial Statements	39
4.20	Absence of Changes	39
4.21	Non-Arm's Length Transactions	40
4.22	Taxes	41
4.23	Litigation	41
4.24	Environmental	41
4.25	Customers and Suppliers	42
4.26	Product Warranties	42
4.27	Collective Agreements	42
4.28	Offered Employees	43
4.29	Employee Accruals	43
4.30	Employee Plans	43
4.31	Opinion of Financial Advisor	45
4.32	Sarbanes-Oxley Act	45
4.33	No Other Representations and Warranties	45
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER	46
5.1	Organization	46
5.2	Authorization	46

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5.3	No Violation	46
5.4	Consents and Approvals	46
5.5	Disclosure Documents	47
5.6	Availability of Funds	47
5.7	Independent Investigation	47
ARTICLE 6 COVENANTS	47
6.1	Access to Purchased Business and Purchased Assets	47
6.2	Delivery of Books and Records	48
6.3	Delivery of Updated Schedules to the Agreement	49
6.4	Use of Name	49
6.5	Conduct of Purchased Business Prior to Closing	49
6.6	Employees	51
6.7	Employee Plans	54
6.8	Confidential Information	54
6.9	Acquisition Proposals	56
6.10	Seller Stockholder Approval; Proxy Statement	60
6.11	Stockholder Litigation	60
6.12	Taxes	60
6.13	Non-Transferrable Assets	61
6.14	Waiver of Bulk Sales Requirements	62
ARTICLE 7 SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES	62
7.1	Survival of Covenants, Representations and Warranties	62
ARTICLE 8 INDEMNIFICATION	63
8.1	Indemnification by the Seller	63
8.2	Indemnification by the Purchaser	63
8.3	Notice of Claim	64
8.4	Direct Claims	65
8.5	Third Party Claims	65
8.6	Settlement of Third Party Claims	66
8.7	Cooperation	66
8.8	Exclusive Remedy	66
8.9	Taxes	66
8.10	Disbursements from Escrow	67
8.11	Limitations	67
8.12	Survival of Indemnities	68
ARTICLE 9 MISCELLANEOUS	68

-iii-

9.1	Notices	68
9.2	Amendments and Waivers	69
9.3	Assignment	69
9.4	Successors and Assigns	70
9.5	Expenses; Commissions	70
9.6	Further Assurances	70
9.7	Counterparts	70

- iv -

THIS AGREEMENT made effective as of October 13, 2017,

B E T W E E N:

VECIMA NETWORKS INC., a corporation existing under the laws of Canada,

(the “Purchaser”),

CONCURRENT COMPUTER CORPORATION, a corporation existing under the laws of Delaware,

(the “Seller”).

WHEREAS the Seller wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Seller all of the remaining assets used by the Seller or a Subsidiary of the Seller in the United States, Germany, Britain and Japan in the conduct of the Purchased Business, on the terms and conditions hereinafter set forth and to effect such a purchase the Purchaser shall purchase the assets of the Seller or its Subsidiaries with the exception of the Seller’s Japanese Subsidiary, in which case the Purchaser shall purchase the Japanese Subsidiary’s shares;

WHEREAS, in connection with the execution of this Agreement, certain holders of Common Stock (as defined below) have entered into voting agreements with Purchaser pursuant to which such persons agree, subject to the terms and conditions therein, to vote their shares of Common Stock to approve this Agreement and the transactions contemplated hereby.

NOW THEREFORE, in consideration of the respective covenants and agreements of the parties herein contained and for other good and valuable consideration (the receipt and sufficiency of which are acknowledged by each party), the parties agree as follows:

ARTICLE 1

INTERPRETATION

1.1	Defined Terms

For the purposes of this Agreement, unless the context otherwise requires, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	“1934 Act” means the United States Securities Exchange Act of 1934, as amended;

(b)	“Acceptable Confidentiality Agreement” has the meaning set out in Section 6.9(b);

(c)	“Accounts Payable” means all amounts due and owing by the Seller or any of its Subsidiaries (other than those owing to any Affiliate of the Seller) to suppliers for material and services in respect of the Purchased Business;

(d)	“Accounts Receivable and Prepaid Accounts” means all (i) accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Seller or any of its Subsidiaries in respect of services to be provided to Subscribers and the benefit of all security for such accounts, notes and debts and (ii) all prepaid accounts in respect of services to be provided to Subscribers;

(e)	“Acquisition Proposal” means any proposal or offer with respect to (i) a merger, consolidation or other business combination, tender offer, exchange offer, or any transaction involving the purchase or acquisition of twenty percent (20%) or more of the shares of Common Stock, including as a result of a primary issuance of Common Stock, or (ii) a direct or indirect purchase or acquisition of twenty percent (20%) or more of the Purchased Assets or Purchased Assets to which twenty percent (20%) or more of Seller's revenues or earnings associated with the Purchased Business are attributable (other than any such proposal or offer made by the Purchaser or any of its Affiliates);

(f)	“Adverse Recommendation Change” has the meaning set out in Section 6.9(d);

(g)	“Affiliate” when used with respect to any specified Person, means any other Person who or that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such specified Person;

(h)	“Agreement” means this Asset Purchase Agreement, by and between the Purchaser and the Seller;

(i)	“Allocation” has the meaning set out in Section 2.8(a);

(j)	“Alternative Acquisition Agreement” has the meaning set out in Section 6.9(d);

(k)	“Ancillary Agreements” means, collectively, the Escrow Agreement, the Non-Compete Agreement, the Key Employee Employment Agreements, the Transition Services Agreement and the Voting Agreement;

(l)	“Applicable Law” means (i) any domestic or foreign statute, law, constitution, code, ordinance, rule, regulation, restriction, regulatory policy or guideline having the force of law, by-law (zoning or otherwise), common law or Order, (ii) any consent, exemption, approval or License of any Governmental Authority, and (iii) any policy, practice or guideline of, or contract with, any Governmental Authority which, although not actually having the force of law, is considered by such Governmental Authority as if having the force of law;

(m)	“Assigned Contracts” has the meaning set out in Section 2.1(a);

(n)	“Assumed Liabilities” has the meaning set out in Section 2.5(a);

(o)	“Board” means the board of directors of the Seller;

(p)	“Board Recommendation” has the meaning set out in Section 4.2;

(q)	“Business Day” means any day, other than a Saturday, Sunday or any day on which the principal commercial banks located in New York, New York are open to the public for conducting business and are not authorized or obligated to close;

(r)	“CCSC” has the meaning set out in Section 2.1(c);

(s)	“CCSC Shares” has the meaning set out in Section 2.1(c);

(t)	“Claim” has the meaning set out in Section 8.3;

(u)	“Closing” means the completion of the purchase and sale of the Purchased Assets, the assumption of the Assumed Liabilities, and the completion of Transaction which is to occur contemporaneously with the purchase and sale of the Purchased Assets and assumption of the Assumed Liabilities;

(v)	“Closing Date” means the date on which the Closing occurs;

(w)	“Closing Date Calculation” has the meaning set out in Section 2.5(a);

(x)	“Closing Date Payment” has the meaning set out in Section 2.3;

(y)	“Closing Date Statement” has the meaning set out in Section 2.5(a).

(z)	“Closing Time” means 10:00 a.m. (Eastern Time) on the Closing Date, or such other time on the Closing Date as the parties may agree;

(aa) “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder;

(bb) “Common Stock” means the common stock of the Seller, par value $0.001 per share;

(cc) “Company Plan” has the meaning set out in Section 4.30;

(dd) “Confidentiality Agreement” means the confidentiality agreement, executed between the Purchaser and the Seller;

(ee) “Confidential Information” has the meaning set out in Section 6.8(a);

(ff) “Continuing Employee” has the meaning set out in Section 6.6(b);

(gg) “Contract” means all contracts, commitments, bills, indentures, instruments, notes, bonds, agreements, licenses, leases (including all Leases and Sub-Leases), arrangements, commitments, entitlements and engagements pursuant to which the Seller, whether oral or written, is subject to any obligation or restriction or is entitled to any right or benefit, and includes: (i) all quotations, orders or tenders for contracts which remain open for acceptance; (ii) all unfilled customer purchase orders; (iii) all forward commitments for supplies or materials; (iv) any deposits made in connection with any of the foregoing; and (v) any manufacturer's or supplier's warranty, guarantee or other commitment (express or implied);

(hh) “Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The term “Controlled” shall have a correlative meaning;

(ii) “Customer Premise Equipment” has the meaning set out in Section 2.1(i);

(jj) “Designated Accounting Firm” has the meaning set out in Section 2.5(c);

(kk) “Direct Claim” has the meaning set out in Section 8.3;

(ll) “Disclosing Party” has the meaning set out in Section 6.8(a);

(mm) “Disposal” means any disposal by any means, including dumping, incineration, spraying, pumping, injecting, depositing or burying;

(nn) “Employee Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered, to which the Seller is a party or bound or in which the Employees participate or under which the Seller has, or shall have, any liability or contingent liability or pursuant to which payments are made or benefits are provided, or an entitlement to payments or benefits may arise with respect, to any of the Employees or any former Employees of the Purchased Business, excluding Pension Plans;

(oo) “Employees” means all employees of the Seller or a Subsidiary of the Seller as of the date hereof;

(pp) “Encumbrance” means any encumbrance, lien, charge, hypothec, pledge, mortgage, title retention agreement, security interest of any nature, adverse claim, exception, reservation, easement, encroachment, servitude, restriction on use, right of occupation, any matter capable of registration against title, option, right of first offer or refusal or similar right, restriction on voting (in the case of any voting or equity interest), right of pre-emption or privilege or any Contract to create any of the foregoing;

(qq) “End Date” means four months from the date set out on the first page of this Agreement;

(rr) “Environmental Laws” means all Applicable Laws relating to the protection of the environment including the presence, generation, use, re-use, recycling, management, handling, manufacture, processing, transportation, import, export, treatment, Release or Disposal of any Hazardous Substance as well as those relating to worker or occupational health and safety matters, and in any case includes obligations or requirements that arise under common law principles;

(ss) “Escrow” means the escrow account maintained by the Escrow Agent in accordance with the terms of the Escrow Agreement;

(tt) “Escrow Agent” means SunTrust Bank, a Georgia banking corporation;

(uu) “Escrow Agreement” means that certain escrow agreement to be entered into by and among the Seller, the Purchaser and the Escrow Agent, in substantially the form attached hereto as Exhibit A;

(vv) “Escrow Amount” means $1,450,000;

(ww) “Escrow Release Date” means the date that is twelve (12) months following the Closing Date;

(xx) “Estimated Closing Date Calculation” means the Seller’s calculation of the Estimated Closing Date Net Working Capital set forth in the Estimated Closing Date Statement;

(yy) “Estimated Closing Date Net Working Capital” means the Seller’s estimate of Net Working Capital as of the Closing Date calculated pursuant to the Estimated Closing Date Calculation and set forth in the Estimated Closing Date Statement;

(zz) “Estimated Closing Date Statement” means a certificate containing the Estimated Closing Date Net Working Capital to be prepared in good faith by the Seller in accordance with the Working Capital Rules and delivered to the Purchaser at least one (1) Business Day prior to the Closing Date;

(aaa) “Excluded Assets” has the meaning set out in Section 2.2;

(bbb) “Excluded Contracts” has the meaning set out in Section 2.2(m);

(ccc) “Excluded Leases” has the meaning set out in Section 2.2(n);

(ddd) “Final Allocation” has the meaning set out in Section 2.8(b);

(eee) “Final Cash Purchase Price” means an amount equal to the Preliminary Cash Purchase Price, (A) plus the amount, if any, by which the Final Closing Date Net Working Capital exceeds the Estimated Closing Date Net Working Capital or minus the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Final Closing Date Net Working Capital, (B) minus the Escrow Amount;

(fff) “Final Closing Date Calculation” has the meaning set out in Section 2.5(a);

(ggg) “Final Closing Date Net Working Capital” has the meaning set out in Section 2.5(a);

(hhh) “Final Closing Date Statement” has the meaning set out in Section 2.5(a);

(iii) “Financial Statements” means the audited consolidated financial statements of the Seller and its Subsidiaries as at and for the financial years ended June 30, 2015, June 30, 2016 and June 30, 2017 and the unaudited consolidated financial statements of the Seller and its Subsidiaries for the three month period ended September 30, 2017; provided, however, that any representations and warranties with respect to the unaudited financial statements for the three (3) month period ended September 30, 2017 shall be made only at Closing;

(jjj) “GAAP” means United States generally accepted accounting principles in effect from time to time;

(kkk) “Good Standing” means, with respect to any Assigned Contract, that (i) the accounts of the Subscriber that is a counterparty to such Contract are not known bad debts, (ii) the amounts owed under such Contract by the Subscriber that is counterparty to such Contract are not more than one hundred twenty (120) days in arrears from the due date of the invoice for any amount payable under the terms of such Contract, and (iii) the Subscriber that is counterparty to such Contract has not provided notice of termination of such Contract to the Seller or any of its Subsidiaries;

(lll) “Governmental Authority” means (i) any court, tribunal, judicial body or arbitral body or arbitrator, (ii) any domestic or foreign government or supranational body or authority whether multinational, national, federal, state, territorial, municipal or local and any governmental agency, governmental authority, governmental tribunal or governmental commission of any kind whatsoever, (iii) any subdivision or authority of any of the foregoing, (iv) any quasi-governmental or private body or public body exercising any regulatory, administrative, expropriation or taxing authority under or for the account of any of the above, (v) any stock exchange or (vi) any public utility authority;

(mmm) “Hazardous Substances” means any petroleum product or derivative thereof, any radioactive material (including radon gas), explosive or flammable materials, asbestos in any form, urea-formaldehyde foam insulation, and polychlorinated biphenyls as well as any pollutant, contaminant, waste, hazardous substance, hazardous material, hazardous waste, toxic substance, dangerous substance, dangerous good, deleterious substance, restricted hazardous waste, toxic substance or a source of contamination, contaminant or pollutant, as defined, deemed by, judicially interpreted or identified in any Environmental Law and without limiting the generality of the foregoing, any material, substance or waste that is deemed to be hazardous, toxic or dangerous pursuant to any Environmental Law due to its characteristics, use, Release or Disposal;

(nnn) “Indebtedness” means with respect to any Person, without duplication, (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of (i) indebtedness of such Person for money borrowed and (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current liabilities arising in the ordinary course of business consistent with past practice (other than the current liability portion of any indebtedness for borrowed money)); (c) all obligations of such Person under any financing leases or leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction; (e) all obligations of such Person under interest rate or currency swap or other hedging transactions or agreements (valued at the termination value thereof); (f) the liquidation value, accrued and unpaid dividends, prepayment or redemption premiums and penalties (if any), unpaid fees or expenses and other monetary obligations in respect of any redeemable preferred stock of such Person; (g) all obligations of the types referred to in clauses (a) through (f) of any other Person for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (h) all obligations of the types referred to in clauses (a) through (g) of any other Person secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Encumbrance on any property or asset of such Person (whether or not such obligation is assumed by such Person);

(ooo) “Indemnified Party” has the meaning set out in Section 8.3;

(ppp) “Indemnifying Party” has the meaning set out in Section 8.3;

(qqq) “Intellectual Property” has the meaning set out in Section 2.1(j);

(rrr) “Inventories” means Purchased Assets that are (i) held for sale in the ordinary course of business of the Seller or any of its Subsidiaries, (ii) used by the Seller or any of its Subsidiaries in the process of production of Purchased Assets, or (iii) materials or supplies to be consumed in the production of Purchased Assets;

(sss) “IRS” means the Internal Revenue Service;

(ttt) “Japanese Law Issues” has the meaning set out in Section 1.4(a);

(uuu) “Key Employee Employment Agreements” means the Employment Agreements to be entered into by each of the Key Employees and the Purchaser;

(vvv) “Key Employees” means the Employees listed on Schedule 1.1(vvv);

(www) “Leased Real Property” has the meaning set out in Section 2.1(d);

(xxx)	“Leases” has the meaning set out in Section 4.7;

(yyy) “Letter of Intent” means the letters of intent, dated as of July 3, 2017 and August 21, 2017, respectively, by and between the Purchaser and the Seller;

(zzz) “Licenses” has the meaning set out in Section 4.17;

(aaaa) “Losses”, in respect of any matter, means actual out-of-pocket losses, damages, liabilities, Taxes, deficiencies, fines, costs and expenses (including, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in settlement) and judgments arising directly or indirectly as a consequence of such matter;

(bbbb) “Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (x) the Purchased Business or Purchased Assets, taken as a whole, or (y) the ability of the Seller to consummate the Transaction; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute, and none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect”: (i) any change, effect, event, occurrence, state of facts or development (x) in the domestic or international economic or political conditions in general or (y) conditions generally affecting the industries and markets in which the Purchased Business operates; (ii) any changes in the domestic or international financial, credit, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (iii) the engagement by any country in hostilities (or the material escalation thereof), and whether or not pursuant to the declaration of a national emergency or war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (iv) any action required to be taken by the Seller pursuant to this Agreement or any Transaction Documents or that is consented to in writing by the Purchaser; (v) any change in Applicable Law or accounting rules (including GAAP) or the enforcement, implementation or interpretation thereof; (vi) any natural or man-made disaster or act of God or other national or international calamity or any other force majeure event; (vii) any adverse change to the extent directly attributable to the Purchaser or its Affiliates, including, to the extent so directly attributable, the loss or departure of key service providers of the Purchased Business or the termination, reduction or any other adverse development in the Purchased Business’ relationship with any of its customers, suppliers, distributors or other business partners, or (viii) any failure by the Purchased Business to meet any internal or published projections, forecasts or revenue or earnings predictions in and of itself (provided that the underlying cause of such failures (subject to the other provisions of this definition) shall not be excluded);

(cccc) “Material Contract” has the meaning set out in Section 4.16;

(dddd) “Net Working Capital” means current assets less current liabilities, each calculated in a manner consistent with the accounting principles set forth on Schedule 1.1(dddd) (the “Working Capital Rules”);

(eeee) “Non-Compete Agreement” means a non-competition, non-solicitation, and non- disparagement agreement to be entered into by and between the Seller and the Purchaser, substantially in the form attached hereto as Exhibit B;

(ffff) “Offered Employees” has the meaning set out in Section 6.6(c);

(gggg) “Order” means any final, non-appealable order, judgment, injunction, decree, stipulation, determination, award, decision, ruling or writ of or entered by or with any Governmental Authority;

(hhhh) “Pension Plans” means all plans providing pensions, superannuation benefits, retirement savings, top up or supplemental pensions, “registered retirement savings plans” (as defined in the Code), “registered pension plans” (as defined in the Code) or “retirement compensation arrangements” (as defined in the Code);

(iv)	“Permitted Encumbrances” means:

(i)	statutory liens for current Taxes not yet due or delinquent and for which an adequate reserve has been accrued in Final Closing Date Net Working Capital, mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of the Seller for a period greater than sixty (60) days, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation);zoning, entitlement, conservation restriction and other land use and environmental regulations by any Governmental Authority; all exceptions, restrictions, easements, charges, rights-of-way and other Encumbrances that do not interfere with the present use of the Purchased Assets in the Purchased Business taken as a whole; and

(ii)	the Encumbrances described in Schedule 1.1 (iiii);

(jjjj) “Person” means an individual, legal personal representative, corporation, body corporate, firm, partnership, trust, trustee, syndicate, joint venture, unincorporated organization, limited liability company, limited liability partnership, person, association, other entity or Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing;

(kkkk) “Pre-Closing Tax Period” means (i) any Tax period that ends on or prior to the day before the Closing Date; and (ii) in the case of any Straddle Period, the portion of such period that ends on the day before the Closing Date;

(llll) “Preliminary Cash Purchase Price” has the meaning set out in Section 2.3;

(mmmm) “Prepaid Item” means all of the Seller’s prepaid expenses, including but not limited to advances and deposits, relating to the Purchased Business;

(nnnn) “Proxy Statement” means the Form DEF 14A (Definitive Proxy Statement) of the Seller, prepared in compliance with the standard proxy rules of the SEC whether or not directly applicable, and together with any amendments or supplements thereto, to be sent to holders of Common Stock in connection with the Seller Stockholder Meeting and seeking approval of the Transaction;

(oooo) “Purchase Price” means the aggregate purchase price paid by the Purchaser to the Seller for the Purchased Business, the Purchased Assets, and the Assumed Liabilities, as such price may be adjusted following the Closing pursuant to the terms set forth in this Agreement;

(pppp) “Purchased Assets” has the meaning set out in Section 2.1;

(qqqq) “Purchased Business” means the content delivery business as carried out on the date hereof by the Seller and its Subsidiaries;

(rrrr) “Real Time Transaction” means the transactions contemplated by that certain Asset Purchase Agreement, dated as of May 15, 2017, by and between the Seller and Real Time, Inc. (including, among other things, the sale and transfer of certain assets and certain liabilities of the Seller primarily related to the Seller’s “Linux and Real-Time” business);

(ssss) “Receiving Party” has the meaning set out in Section 6.8(a);

(tttt) “Release” includes the actual or threatened releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, migrating, escaping, leaching, disposing, dumping, depositing, issuance, spraying, burying, abandoning, incinerating, seeping or placing, or any similar action of any Hazardous Substance to, at, into, in, upon, from or through the environment or as defined in any Environmental Law;

(uuuu) “Representatives” has the meaning set out in Section 6.8;

(vvvv) “Required Consents” means the consents or approvals from counterparties to the Assigned Contracts listed in Schedule 4.18(b) and in form reasonably satisfactory to the Purchaser;

(wwww) “Seller” has the meaning set out in the introduction;

(xxxx) “Seller Stockholder Approval” means the affirmative vote of the holders of a majority of the outstanding shares of Common Stock;

(yyyy) “Seller Stockholder Meeting” has the meaning set out in Section 6.10;

(zzzz) “Seller Taxes” means without duplication, (i) all Taxes, including all Transfer Taxes arising out of or relating to the Purchased Assets, Assumed Liabilities or Purchased Business for any Pre-Closing Tax Period (determined in accordance with Section 6.12(a)), (ii) Taxes of Seller or any of its Subsidiaries (other than with respect to the Purchased Assets) for any taxable period, and (iii) Taxes resulting from any breach or inaccuracy of any representations or warranties in Section 4.22, provided, however, notwithstanding anything in this Agreement to the contrary, Seller Taxes shall not include Taxes that are taken into account as a current liability in the calculation of Final Closing Date Net Working Capital;

(aaaaa) “Severance Costs” has the meaning set out in 6.6(e);

(bbbbb) “Short Term Investments” means all investment assets of the Seller or any of its Subsidiaries with original maturities of more than three (3) months or that are otherwise accounted for and classified by the Seller as “short-term investments” in its Financial Statements;

(ccccc) “Statutory Plans” means statutory benefit plans that the Seller is required to participate in or comply with and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation;

(ddddd) “Stockholder Litigation” has the meaning set out in Section 6.11;

(eeeee) “Straddle Period” has the meaning set out in Section 6.12(a);

(fffff) “Subscriber” means a Person that purchases products or services from the Seller or any of its Subsidiaries in connection with the Purchased Business;

(ggggg) “Subsidiary” means: (i) with respect to any Person other than the Seller, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, of which (a) such Person or any subsidiary of such Person is a general partner, manager or managing member, (b) such Person or any one or more of its subsidiaries, or such Person and one or more of its subsidiaries, owns a majority of the outstanding equity or voting securities or interests which have by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions of such corporation or other organization or (c) such Person, directly or indirectly, Controls; and (ii) with respect to the Seller, CCSC, Concurrent UK Ltd., and Concurrent Computer GmbH;

(hhhhh) “Superior Proposal” means any bona fide Acquisition Proposal which the Board concludes in good faith, taking into account such financial, legal, regulatory and other aspects of the Acquisition Proposal and the Person making the Acquisition Proposal as the Board deems necessary and/or advisable, (i) is on terms more favorable to the Seller’s stockholders than the Transaction (after giving effect to all the proposed changes by the Purchaser in accordance with Section 6.9(f)), (ii) is reasonably likely to be completed on a timely basis and does not contain any conditionality that is related to completion of due diligence or having obtained financing for the Superior Proposal, and (iii) the financing of which is fully committed (provided that for the purpose of this definition, references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “75%”);

(iiiii) “Target Net Working Capital” means $2,640,000;

(jjjjj) “Tax” or “Taxes” means: (i) all U.S. federal, state, local, and non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, unclaimed property, or other tax of any kind whatsoever, including any interest, penalty or addition thereto,

(ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group or pursuant to Treasury Regulations Section 1.1502 6(a) (or any similar provision of non-

U.S. state or local law); and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as transferee or successor, or a result of the operation of law or any express or implied obligation to indemnify any other Person;

(kkkkk) “Tax Return” means any return, declaration, report, estimate, claims for refund, information return or statement, election, statement of foreign bank and financial accounts, and any other return relating to or filed in connection with any Tax, including any schedule or attachment thereto, and including any related or supporting information with respect to any of the foregoing, and any amendment thereof;

(lllll) “Termination Fee” means an amount equal to $1,450,000; (mmmmm) “Third Party” has the meaning set out in Section 8.5;

(nnnnn) “Third Party Claim” has the meaning set out in Section 8.3;

(ooooo) “Transaction” means the transaction contemplated by this Agreement and the Transaction Documents (including, without limitation, the sale and transfer of the Purchased Assets and the Purchased Business by the Seller to, and the assumption of the Assumed Liabilities by, the Purchaser);

(ppppp) “Transaction Documents” means all of the agreements, documents, instruments and certificates contemplated by this Agreement or to be executed by a party to this Agreement in connection with the consummation of the Transaction (including, without limitation, this Agreement and Ancillary Agreements);

(qqqqq) “Transition Services Agreement” means that certain Transition Services Agreement to be entered into by and among the Seller and the Purchaser, in substantially the form attached hereto as Exhibit C; and

(rrrrr) “Working Capital Rules” has the meaning set forth in Schedule 1.1 (dddd).

1.2	Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article”, “Section”, “Schedule” or “Exhibit” followed by a number or letter refer to the specified Article or Section of or Schedule or Exhibit to this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean including without limitation;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement means this Agreement as amended, modified, replaced or supplemented from time to time;

(h)	all dollar amounts refer to United States dollars;

(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends; and

(j)	whenever any payment is required to be made, action is required to be taken or period of time is to expire on a day other than a Business Day, such payment shall be made, action shall be taken or period shall expire on the next following Business Day.

1.3	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether written or oral, including the Letter of Intent and the Confidentiality Agreement. There are no conditions, covenants, agreements, representations, warranties or other provisions, express or implied, collateral, statutory or otherwise, relating to the subject matter hereof except as provided herein.

1.4	Governing Law and Submission to Jurisdiction

(a)	This Agreement shall be construed, interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the State of Delaware without giving effect to the principles of conflict of laws thereof; provided, however, that this Transaction as it relates to the CCSC Shares, and the parties' rights and obligations relating thereto (collectively, "Japanese Law Issues"), shall be governed by the laws of Japan, without giving effect to the principles of conflicts of laws thereof.

(b)	The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any federal court or state court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity subject to the terms hereof. In addition, each of the parties hereto:

(i)	hereby irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or assigns may be brought and determined in the Court of Chancery of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts, and

(ii)	irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (A) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (B) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (C) to the fullest extent permitted by Applicable Law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

1.5	Severability

If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

1.6	Knowledge

References in this Agreement to the “knowledge” of the Seller mean the actual knowledge, after reasonable inquiry, of any one or more of the following officers of the Seller: Derek Elder, Warren Sutherland, and Heather Asher.

1.7	No Contra Preferentum

The language in all parts of this Agreement shall in all cases be construed as a whole and neither strictly for nor strictly against any of the parties to this Agreement.

1.8	Schedules

The following Schedules are attached to and form part of this Agreement:

Schedule 1.1(vvv)		Key Employees
Schedule 1.1(dddd)	-	Working Capital Rules
Schedule 1.1(iiii)	-	Permitted Encumbrances
Schedule 2.1(a)	-	Assigned Contracts
Schedule 2.1(b)	-	Business and Network Assets
Schedule 2.1(d)	-	Leased Real Property
Schedule 2.1(e)	-	Vehicles
Schedule 2.1(f)	-	Inventory
Schedule 2.1(i)	-	Customer Premise Equipment
Schedule 2.1(j)	-	Intellectual Property
Schedule 2.1(k)	-	Hardware and Software
Schedule 2.1(o)	-	Goodwill- List of Domain Names/Business Names
Schedule 2.2(m)	-	Excluded Contracts
Schedule 2.2(n)	-	Excluded Leases
Schedule 2.6(a)(v)		Assumed Liabilities
Schedule 2.8	-	Allocation of Purchase Price
Schedule 3.4		Closing Date Payment Instructions
Schedule 4.9(a)		Intellectual Property
Schedule 4.13	-	Property Insurance Policies
Schedule 4.16	-	Material Contracts
Schedule 4.17	-	Licenses
Schedule 4.18(a)	-	Regulatory Consents
Schedule 4.18(b)	-	Third Party Consents
Schedule 4.20	-	Absence of Changes
Schedule 4.21	-	Non-Arm’s Length Transactions
Schedule 4.22	-	Taxes Not Paid or Filed
Schedule 4.23	-	Legal and Regulatory Proceedings
Schedule 4.25	-	Major Customers and Suppliers
Schedule 4.26	-	Product Warranties
Schedule 4.28(a)	-	Employees
Schedule 4.28(b)	-	Charges Under Applicable Employment Laws
Schedule 4.30(a)	-	Company Plans
Schedule 4.30(d)	-	Company Plans Providing Beyond Retirement
Schedule 4.30(f)	-	Company Plans With Specified Acceleration

ARTICLE 2

PURCHASE AND SALE

2.1	Purchased Assets

Subject to the provisions of this Agreement, the Seller agrees to sell, assign, and transfer to the Purchaser, or cause its Subsidiaries to sell, assign, and transfer to the Purchaser, and the Purchaser agrees to purchase from the Seller or Subsidiaries, as applicable, effective as of the Closing Time, all of the remaining property and assets used or held for use in connection with or otherwise relating to the Purchased Business (other than Excluded Assets), whether real or personal, tangible or intangible, of every kind and description and wherever located (collectively, the “Purchased Assets”), including, without limitation:

(a)	Contracts. All Contracts that relate primarily to the Purchased Business and are not Excluded Contracts, including all service and supply Contracts relating to the Purchased Business and all rights, obligations, benefits and revenues (including without limitation the benefit of any conditions, limitations and indemnities) under such Contracts, and all contracts and all rights, obligations, benefits and revenues (including without limitation the benefit of any conditions, limitations and indemnities) under such Contracts with Governmental Authorities relating to the Purchased Business, and all Contracts listed or described on Schedule 2.1(a) (collectively, the “Assigned Contracts”);

(b)	Business and Network Assets. All business and network assets used or held for use in connection with or otherwise relating to the Purchased Business and Assigned Contracts related thereto, including all network infrastructure, core network hardware and software, network operating centres, head end equipment, applications, servers, customer relations management software, customer service Contracts, maintenance Contracts, email hosting Contracts and website hosting Contracts that are not Excluded Contracts and are described in Schedule 2.1(b);

(c)	Concurrent Content Solutions Corporation. All of the Seller’s right, title, and interest in and to all of the issued and outstanding shares of capital stock (the “CCSC Shares”) in Concurrent Content Solutions Corporation, a company organized under the laws of Japan in form of a Kabushiki Kaisha (“CCSC”);

(d)	Leased Real Property. All rights as lessee of real property used in or otherwise held for use in connection with or otherwise relating to the Purchased Business in which Seller or any of its Subsidiaries has a leasehold interest, together with all leasehold improvements relating thereto (the “Leased Real Property”), including all rights under the leases described in Schedule 2.1(d), other than the Excluded Leases;

(e)	Vehicles. All vehicles to which the Seller or any of its Subsidiaries has title as described in Schedule 2.1(e);

(f)	Inventories. All inventories, including replacement Customer Premise Equipment, raw materials, work-in-process, finished goods and spare and replacement parts used or held for use in connection with or otherwise relating to the Purchased Business, including the inventory described in Schedule 2.1(f);

(g)	Prepaid Items. All Prepaid Items paid by the Seller or any of its Subsidiaries in respect of the Purchased Business;

(h)	Licenses and Permits. All licenses, permits, approvals, consents, registrations, certificates and other authorizations used or held for use in connection with or otherwise relating to the Purchased Business, including those described in Schedule 4.17

(i)	Customer Premise Equipment. All customer premise equipment and related software which is owned by the Seller or any of its Subsidiaries, including customer premise equipment and related software which is owned by the Seller or any of its Subsidiaries but which is located at the residence or place of business of the Subscriber, including the customer premise equipment described in Schedule 2.1(i) (the “Customer Premise Equipment”);

(j)	Intellectual Property. All trade or brand names, business names, trade-marks (including logos), trade-mark registrations and applications, service marks, service mark registrations and applications, copyrights, copyright registrations and applications, issued patents and pending applications and other patent rights, industrial design registrations, pending applications and other industrial design rights, trade secrets, proprietary information and know-how, equipment and parts lists and descriptions, instruction manuals, inventions, inventors' notes, research data, blue prints, drawings and designs, formulae, processes, technology and other intellectual property, together with all rights under licenses, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing, in each case used or held for use in connection with or otherwise relating to the Purchased Business (collectively, “Intellectual Property”), including the trade-marks, copyrights, patents, industrial designs, licenses and agreements described in Schedule 2.1(j);

(k)	Hardware and Software. All hardware and software, including all rights under licenses and other Contracts relating thereto used or held for use in connection with or relating to the Purchased Business, including the hardware and software described in Schedule 2.1(k);

(l)	Books and Records. To the extent possible under Applicable Law, all books and records (other than all minute books and stock ledgers of the Seller, all documents that are subject to attorney-client privilege, as determined by the Seller in its sole reasonable discretion, and all documents that are otherwise required by Applicable Law to be retained by the Seller) including, without limitation, customer sales leads, customer lists, sales records, price lists, catalogues, sales literature, advertising material, manufacturing data, production records, employee manuals, billing information, account information, troubleshooting tickets, service reports and records, supply records, inventory records, prices for service packages under the Contracts with Subscribers, installation records and correspondence files used or held for use in connection with or otherwise relating to the Purchased Business (together with, in the case of any such information which is stored electronically, the media on which the same is stored); provided, however, that the Seller shall have access to the Books and Records as set forth in Section 6.2;

(m)	Accounts Receivables. All Accounts Receivable and Prepaid Accounts;

(n)	Access Assets. All Internet protocol addresses, codes, media access control addresses, email addresses, domain names, identification protocols, passwords, keys, connection information and other items or information relating to the Subscribers or are otherwise necessary to access, contact, operate or control the Purchased Assets; and

(o)	Goodwill. All goodwill, together with the exclusive right for the Purchaser to represent itself as carrying on the Purchased Business in succession to the Seller and its Subsidiaries and the right to use any words indicating that the Purchased Business is so carried on, including the limited right to use the name “Concurrent Computer Corporation”, or any variation thereof, as part of the name or style under which the Purchased Business or any part thereof is carried on by Purchaser including the list of domain names or business names required described in Schedule 2.1(o);

2.2	Excluded Assets

The Purchased Assets shall not include any of the following property and assets (collectively, the “Excluded Assets”):

(a)	all book debts and other debts due or accruing due to Seller prior to the Closing Time and the benefit of all security for such accounts, notes and debts, other than Accounts Receivable;

(b)	receivables owing to the Seller or a Subsidiary (other than CCSC) relating to the Real Time Transaction;

(c)	all cash on hand, cash equivalents, and bank deposits of the Seller or a Subsidiary (other than CCSC);

(d)	all Short Term Investments of the Seller or a Subsidiary (other than CCSC);

(e)	all minute books and stock ledgers of the Seller or a Subsidiary (other than CCSC);

(f)	all Indebtedness to the Seller of any Affiliate or Subsidiary of the Seller;

(g)	all personnel records that the Seller or a Subsidiary is required by Applicable Law to retain in its possession;

(h)	all sponsorship obligations of the Seller under Employee Plans, Pension Plans, and Statutory Plans;

(i)	all income Tax installments paid by the Seller or a Subsidiary and the right to receive any refund of income Taxes paid by the Seller or a Subsidiary;

(j)	Georgia State research and development tax credits receivables;

(k)	Georgia State research and development deferred income;

(l)	all equity or other ownership interests in Subsidiaries of the Seller other than CCSC;

(m)	the Contracts described in Schedule 2.2(m) (the “Excluded Contracts”); and

(n)	the leases described in Schedule 2.2(n) (the “Excluded Leases”).

2.3	Purchase Price Payment at Closing

At the Closing, the Purchaser shall pay to the Seller an amount equal to $29,000,000, (A) plus the amount, if any, by which the Estimated Closing Date Net Working Capital exceeds the Target Net Working Capital, or minus the amount, if any, by which the Target Net Working Capital exceeds the Estimated Closing Date Net Working Capital (the “Preliminary Cash Purchase Price”), minus (B) the Escrow Amount by wire transfer of immediately available funds to such account or accounts notified in writing by the Seller to the Purchaser (the “Closing Date Payment”).

2.4	Escrow Payment at Closing

At the Closing, the Purchaser shall deliver or cause to be delivered by wire transfer of immediately available funds cash in an amount equal to the Escrow Amount to the Escrow Agent, pursuant to the provisions of the Escrow Agreement. The Escrow Agreement shall be entered into at the Closing, by and among the Seller, the Purchaser, and the Escrow Agent. The amounts held in Escrow (or any portion thereof) shall remain in the Escrow as a reserve to cover potential Claims for Losses incurred by the Purchaser Indemnified Parties and to be disbursed pursuant to Section 8.10 and the Escrow Agreement. On the Escrow Release Date, all funds in the Escrow shall be distributed to the Seller and/or the Purchaser, as applicable, upon the terms and conditions set forth in the Escrow Agreement.

2.5	Post-Closing Cash Purchase Price Determination

(a)	Closing Date Statement. As soon as practicable, but in any event not more than 90 (ninety) days after the Closing Date, the Purchaser shall prepare and furnish to the Seller a statement of the Purchaser’s calculation of the Net Working Capital amount as of the Closing Date (the “Closing Date Statement”). The Closing Date Statement shall be prepared in good faith by the Purchaser in accordance with the Working Capital Rules. The Closing Date Statement shall be accompanied by a certificate of the Purchaser stating in reasonable detail the calculation of the Net Working Capital amount as of the Closing Date (the “Closing Date Calculation”). The Seller shall have the opportunity to consult with and to examine the work papers, schedules and other documents prepared or reviewed by the Purchaser in connection with the preparation of the Closing Date Statement and the Closing Date Calculation. If the Purchaser fails to deliver the Closing Date Statement to the Seller within such 90 (ninety) day period, then the Estimated Closing Date Statement and the Estimated Closing Date Calculation shall be final and binding upon all parties hereto for the purpose of determining the Net Working Capital amount as of the Closing Date, and each of which shall be deemed to constitute the “Final Closing Date Statement”, “Final Closing Date Calculation” and “Final Closing Date Net Working Capital”, respectively, under this Agreement.

(b)	Time for Objections. After the Purchaser has furnished the Closing Date Statement and the Closing Date Calculation, the Seller may object thereto by written notice from the Seller to the Purchaser within thirty (30) days after the Seller’s receipt of the Closing Date Statement and the Closing Date Calculation, which notice shall specify in reasonable detail those items or amounts as to which the Seller objects. If no such notice is delivered within such thirty (30) day period, or if the Seller confirms in writing that the Seller does not object to the Closing Date Calculation prior to the end of such thirty (30) day period, or if the Purchaser and the Seller agree upon all matters in dispute within the thirty (30) day period specified in Section 2.5(c), then the Closing Date Statement and the Closing Date Calculation, as adjusted to reflect any such agreements, shall be final and binding upon all parties hereto for the purpose of determining the Net Working Capital amount as of the Closing Date, and each of which shall be deemed to constitute the “Final Closing Date Statement”, “Final Closing Date Calculation” and “Final Closing Date Net Working Capital”, respectively, under this Agreement.

(c)	Dispute Resolution. The Purchaser and the Seller shall in good faith attempt to resolve any matters in dispute with respect to the Closing Date Calculation as promptly as practicable. If the Purchaser and the Seller are unable to resolve all such items in dispute within thirty (30) days after the Purchaser’s receipt of the Seller’s written objection to the Closing Date Statement pursuant to Section 2.5, then those items or calculations in dispute shall be submitted for resolution to an independent accountant (the “Designated Accounting Firm”) mutually agreeable to the Parties, who shall be appointed with ten (10) Business Days of the end of such thirty (30) day period. If the Seller and the Purchaser cannot agree on a Designated Accounting Firm within ten (10) Business Days, then Deloitte & Touche LLP shall be the Designated Accounting Firm. The Designated Accounting Firm shall consider only those items or amounts in the Closing Date Calculation as to which the Seller has objected in accordance with Section 2.5(b), and in no event shall the Designated Accounting Firm’s calculation of the Net Working Capital amount as of the Closing Date be lower than the Net Working Capital amount set forth in the Closing Date Calculation nor higher than the Net Working Capital amount set forth in the Seller’s written notice of objection delivered in accordance with Section 2.5(b). Within twenty (20) days of the appointment of the Designated Accounting Firm, the Seller and the Purchaser shall each submit to the Designated Accounting Firm a written statement setting forth their respective positions, including any and all matters which remain in dispute. There shall be no ex parte communications between the Seller or the Purchaser, on the one hand, and the Designated Accounting Firm, on the other hand, relating to the Seller’s objections or the Closing Date Calculation, other than written answers by the Seller or the Purchaser to written questions of the Designated Accounting Firm (copies of which answers shall be provided simultaneously to the other party). The Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding objections of the Seller. The Parties shall use their commercially reasonable efforts to cause the Designated Accounting Firm to submit its determination in a written statement delivered to the Purchaser and the Seller as promptly as practicable, but in no event later than thirty (30) days following submission of the dispute by the Seller and the Purchaser, and such determination, together with the determinations of the Purchaser and the Seller with respect to those items accepted by the Seller or otherwise resolved between the Purchaser and the Seller in accordance with the first sentence of this Section 2.5(c), shall become the Final Closing Date Net Working Capital and shall be final and binding upon all parties hereto and shall constitute an arbitral award that is non- appealable and upon which a judgment may be entered by a court having competent jurisdiction.

(d)	Payment of Fees. The Seller shall pay the fees of its accountants and the Purchaser shall pay the fees of the Purchaser’s accountants in connection with the preparation and review of the Closing Date Statement and the Closing Date Calculation, and the determination of the Final Closing Date Net Working Capital. The fees and disbursements of the Designated Accounting Firm shall be paid (i) by the Seller if the Seller’s objections are resolved in favor of the Purchaser or (ii) by the Purchaser if the Seller’s objections are resolved in favor of the Seller. If the Seller’s objections are resolved partially in favor of the Seller and partially in favor of the Purchaser, such fees, costs and expenses shall be shared by the Purchaser and the Seller in proportion to the aggregate amount of the Seller’s objections resolved in favor of the Seller compared to the aggregate amount of the Seller’s objections resolved in favor of the Purchaser.

(e)	Post-Closing Payment.

(i)	If the Preliminary Cash Purchase Price exceeds the Final Cash Purchase Price, then, within five (5) Business Days after final determination of the Final Closing Date Net Working Capital pursuant to this Section 2.5 and calculation of the amount by which the Preliminary Cash Purchase Price exceeds the Final Cash Purchase Price, at the election of the Purchaser, the Seller shall pay to the Purchaser an amount equal to the amount by which the Preliminary Cash Purchase Price exceeds the Final Cash Purchase Price by wire transfer of immediately available funds of such amount to such account or accounts designated in writing by the Purchaser.

(ii)	If the Final Cash Purchase Price exceeds the Preliminary Cash Purchase Price, then, within five (5) Business Days after final determination of the Final Closing Date Net Working Capital pursuant to this Section 2.5 and calculation of the amount by which the Final Cash Purchase Price exceeds the Preliminary Cash Purchase Price, the Purchaser shall pay to the Seller an amount equal to the amount by which the Final Cash Purchase Price exceeds the Preliminary Cash Purchase Price by wire transfer of immediately available funds of such amount to such account or accounts designated in writing by the Seller.

(iii)	The parties shall treat any payment pursuant to this Section 2.5 as an adjustment to the Purchase Price.

2.6	Assumption of Certain Liabilities by Purchaser

(a)	Subject to the provisions of this Agreement, from and after the Closing, the Purchaser shall assume, pay, discharge and perform all of the following liabilities and obligations relating to the Purchased Assets or the Purchased Business (collectively, the “Assumed Liabilities”):

(i)	the liabilities of the Seller arising in connection with or related to the operation of the Purchased Business to the extent and in the amount specifically accrued and reflected as a current liability in the Net Working

Capital, as finally determined in accordance with the terms of this Agreement;

(ii)	all trade Accounts Payable of the Seller to third parties in connection with the Purchased Business that remain unpaid as of the Closing Date;

(iii)	all obligations of the Sellers under the Assigned Contracts, except to the extent such obligations are attributable to or arise from any breach or default by the Sellers under any Assigned Contract on or before the Closing;

(iv)	all liabilities and obligations relating to the Continuing Employees; and

(v)	the other liabilities of the Seller listed or described in Schedule 2.6(a)(v).

(b)	The Purchaser shall not assume any of the following liabilities of the Seller (all such liabilities, collectively, the “ Excluded Liabilities”):

(i)	all Indebtedness, liabilities and obligations, other than the Assumed Liabilities, to the extent arising out of, relating to or occurring as a result of any acts, omissions, events, conditions, operations or activities (whether known or unknown) of the Seller or any of its Subsidiaries prior to the Closing Time;

(ii)	all Seller Taxes; and

(iii)	all Indebtedness, liabilities, obligations and any other matters arising out of, relating to or in connection with the Employees that are not Continuing Employees, including severance and bonus accruals (and any related payroll taxes) related to the Real Time Transaction, whether prior to or after the Closing Time, including all wages, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims, including vacation pay accrual and all liabilities under all Pension Plans, Employee Plans or Statutory Plans to the extent payable on account of the Employees that are not Continuing Employees.

(c)	The Purchaser acknowledges and agrees that from and after the Closing, the Seller shall have no obligation or liability to the Purchaser whatsoever for, and the Purchaser shall take no action against the Seller based on, or in respect of, any Assumed Liabilities whether in tort or contract (including under this Agreement) or otherwise. The Purchaser shall bear all responsibility and liability for the Assumed Liabilities.

(d)	The Seller acknowledges and agrees that the Purchaser shall not assume or have any responsibility, obligation or liability whatsoever for or with respect to any Excluded Liabilities and the Seller shall take no action against the Purchaser based on, or in respect of, any Excluded Liabilities whether in tort or contract (including under this Agreement)

or otherwise. The Seller shall bear all responsibility and liability for the Excluded Liabilities.

2.7	Product Liability and Warranty Obligations

The Purchaser shall assume all product liability, product warranty and other claims and obligations respecting products manufactured, sold or installed by the Seller in connection with the Purchased Business after the Closing Time.

2.8	Allocation of Purchase Price

(a)	Schedule 2.8 sets forth an allocation of the Purchase Price and Assumed Liabilities (to the extent included in “amount realized” for U.S. federal income Tax purposes) by asset category. Unless otherwise required by Applicable Law, the parties shall report, act and file any Tax Returns relating to Transfer Taxes consistent with Schedule 2.8 and none of the parties shall take any Tax position (whether in audits, Tax Returns or otherwise) that is inconsistent with Schedule 2.8 unless required to do so by Applicable Law. At Closing, Schedule 2.8 shall be adjusted, dollar for dollar, to reflect any inventory and accounts receivables included in Estimated Closing Date Net Working Capital.

(b)	Within 90 (ninety) days following Closing, Purchaser shall prepare and deliver to Seller, for its review, a schedule allocating the Purchase Price and Assumed Liabilities (to the extent included in “amount realized” for U.S. federal income Tax purposes) among the Purchased Assets in accordance with the Code and the treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Seller shall have the right, for thirty (30) days after such delivery, to review and provide reasonable written comments to such draft Allocation. If Seller does not object to such draft Allocation within such thirty (30) day period, the draft Allocation shall be final and binding on the parties. If Seller does object to the draft Allocation within such period, Purchaser and Seller shall seek in good faith for thirty (30) days thereafter to resolve any disagreements between them with respect to the draft Allocation. If prior to the end of such thirty (30) day period, Purchaser and Seller are unable to so agree on the Allocation, then the draft Allocation shall not be binding on the parties. In such event, the Purchaser and the Seller Parent shall submit the disputed items to the Designated Accounting Firm for resolution in accordance with the principles of Section 2.5(c). The draft Allocation, as amended to reflect any agreement among the Purchaser and the Seller and the resolution of any disputed items by the Designated Accounting Firm, shall be referred to herein as the “Final Allocation.” If the Final Allocation would not be consistent with Schedule 2.8 as a result of an adjustment made pursuant to Section 2.5 or otherwise under the terms of this Agreement, Schedule 2.8 shall be adjusted accordingly, dollar for dollar, and the parties shall cooperate in amending any Tax Return that was made in reliance on the original Schedule 2.8. If any Transfer Taxes are due or Tax refunds denied as a result of such adjustment, they shall be apportioned in the manner provided in Section 2.9.

(c)	The parties and each of their respective Affiliates shall report the transactions consummated pursuant to this Agreement in a manner consistent with such Final

Allocation, if any, on all Tax Returns (including IRS Form 8594). If the parties agree to a final Allocation, each party agrees that it shall (i) be bound by such Final Allocation for the purposes of determining any Taxes, (ii) report for Tax purposes the transactions consummated pursuant to this Agreement in a manner consistent with such Final Allocation, and (iii) not take a position for Tax purposes that is inconsistent with such Final Allocation on any applicable Tax Return or in any proceeding before any Tax authority, except as otherwise provided by Applicable Law. In the event that the Allocation is disputed by any Tax authority, the party receiving notice of such dispute shall promptly notify the other party and the parties shall consult in good faith how to resolve such dispute in a manner consistent with the Allocation.

2.9	Transfer Taxes

The Seller shall be liable for and shall pay all transfer, documentary, sales, use, stamp, registration, excise, recording, conveyancing, franchise, value added and other similar Taxes, levies, charges and other fees, including any penalties and interest (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement. The Seller and Purchaser shall cooperate in the preparation and filing of all Tax Returns and other documentation with respect to all such Transfer Taxes. Purchaser and Seller shall cooperate in good faith to minimize, to the extent permissible under applicable Law, the amount of any such Transfer Taxes.

2.10	Withholding

Notwithstanding any provision hereof to the contrary, Purchaser shall be entitled to deduct and withhold from any consideration otherwise payable hereunder such amounts as it is required to deduct and withhold pursuant to any provision of Law, including those related to or regarding Taxes. To the extent that amounts are so withheld by Purchaser under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by the Purchaser, and Purchaser shall timely remit, or cause to be timely remitted, such withheld amounts to the appropriate Governmental Authority.

ARTICLE 3

CLOSING AND CLOSING CONDITIONS

3.1	Transfer

Subject to compliance with the terms and conditions hereof, the Closing, the transfer of possession of the Purchased Assets, the assumption of the Assumed Liabilities, and the consummation of the Transaction, shall be deemed to take effect as at the Closing Time at the offices of Andrews Kurth Kenyon LLP, 450 Lexington Avenue, 15th Floor, New York, NY 10017.

3.2	Risk of Loss

From the date hereof up to the Closing Time, the Purchased Assets shall be and remain at the risk of the Seller. If, prior to the Closing Time, all or any part of the Purchased Assets which are necessary to carry on the Purchased Business as currently conducted are destroyed or damaged by fire, act of God, force majeure or any other casualty, or shall be appropriated, expropriated or seized by a Governmental Authority, unless the Purchaser terminates its obligations under this Agreement in accordance with Section 3.5, the Purchaser shall complete the purchase without reduction of the Purchase Price, in which event all proceeds of insurance or compensation for expropriation or seizure shall be paid to the Purchaser at the Closing Time and all right and claim of the Seller to any such amounts not paid by the Closing Date shall be assigned at the Closing Time to the Purchaser.

3.3	Closing Deliveries by the Seller

At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser:

(a)	the bring-down certificates referred to in Sections 3.5(a) and 3.5(b);

(b)	a certificate signed by a senior officer of the Seller certifying (i) the articles and by-laws of the Seller, (ii) the resolution of the Seller's directors approving the subject matter of this Agreement and (iii) the signatures of the persons authorized to sign this Agreement and/or any of the documents contemplated herein on behalf of the Seller and certifying the genuineness of such signatures;

(c)	a certificate of status (or equivalent) for the Seller issued within two (2) days prior to the Closing;

(d)	all deeds, assignments, bills of sale and other conveyancing documents required to be executed and delivered by Seller or a Subsidiary of the Seller to transfer the various categories of Purchased Assets described in Section 2.1 and for the Purchaser to assume the Assumed Liabilities;

(e)	a duly executed signature page to the Escrow Agreement;

(f)	a duly executed signature page to the Non-Compete Agreement;

(g)	a duly executed request form (kabunushi-meibo-meigi-kakikae-seikyusho) in the name of the Seller in order to register the Purchaser as the holder of the CCSC Shares on the shareholders book (kabunushi-meibo) of CCSC, a copy of the minutes of the shareholders book of CCSC showing that the Purchaser is the owner of the CCSC Shares as of the Closing Date duly certified by the representative director of CCSC and a copy of the minutes of the shareholders meeting of CCSC approving the transfer of the CCSC Shares from the Seller to the Purchaser duly certified by the representative director of CCSC;

(h)	a duly executed signature page to the Transition Services Agreement;

(i)	evidence of receipt of the Required Consents;

(j)	possession of the Purchased Assets;

(k)	a certificate duly executed by Seller, pursuant to treasury regulations section 1.1445-2(b), stating under penalties of perjury that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(l)	a properly executed IRS Form W-9 from Seller;

(m)	evidence reasonably satisfactory to Purchaser that Seller has requested, to the extent available, a Tax clearance certificate, and to the extent not available, a certificate of good standing or certificate of no tax due, from the taxing authorities of Florida, Georgia,

Illinois, Colorado, California, New Jersey and Pennsylvania; and

(n)	such other stockholder approvals, Governmental Authority approvals, documents, instruments, certificates and other documents dated as of the Closing Date as are expressly required under the terms of this Agreement.

3.4	Closing Deliveries by the Purchaser

At the Closing, the Purchaser shall deliver to the Seller or cause to be delivered to the Seller:

(a)	The Closing Date Payment by wire transfer of immediately available funds to the Seller’s account set forth on Schedule 3.4(a) of this Agreement;

(b)	the bring-down certificates referred to in Sections 3.6(a) and 3.6(b);

(c)	a certificate signed by a senior officer of the Purchaser certifying (i) the articles of amalgamation and by-laws of the Purchaser, (ii) the resolutions of the Purchaser's directors approving the subject matter of this Agreement and (iii) the signatures of the persons authorized to sign this Agreement and/or any of the documents contemplated herein on behalf of the Purchaser and certifying the genuineness of such signatures;

(d)	a certificate of status (or equivalent) for the Purchaser issued within two (2) days prior to the Closing;

(e)	all deeds, assignments, bills of sale and other conveyancing documents required to transfer the various categories of Purchased Assets described in Section 2.1 and for the Purchaser to assume the Assumed Liabilities;

(f)	a duly executed signature page to the Escrow Agreement;

(g)	a duly executed signature page to the Non-Compete Agreement;

(h)	a duly executed signature page to the Transition Services Agreement;

(i)	a receipt for the Purchased Assets;

(j)	such other stockholder approvals, Governmental Authority approvals, documents, instruments, certificates and other documents dated as of the Closing Date as are expressly required under the terms of this Agreement.

3.5	Conditions of Closing in Favor of the Purchaser

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Purchaser, to be performed or fulfilled at or prior to the Closing Time:

(a)	Representations and Warranties. The representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein) (i) as at the Closing Time as if made at such time (unless they are expressed to be made only as of an earlier fixed date, in which case they need be true and correct only as of such earlier date) and (ii) also as of the date hereof in the cases of the representations and warranties in Sections 4.1 through 4.4, and a certificate of a senior officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(b)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller or any of its Subsidiaries at or before the Closing Time shall have been complied with or performed in all material respects, and a certificate of a senior officer of the Seller, dated the Closing Date, to that effect shall have been delivered to the Purchaser, such certificate to be in form and substance satisfactory to the Purchaser, acting reasonably;

(c)	Regulatory Consents. There shall have been obtained from all appropriate Governmental Authorities such licenses, permits, consents, approvals, certificates, registrations and authorizations as are required to be obtained by Seller to permit the change of ownership of the Purchased Assets contemplated hereby, including those described in Schedule 4.18(a), in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(d)	Contractual Consents. The Seller shall at its sole expense have given or obtained all Required Consents, in each case in form and substance satisfactory to the Purchaser, acting reasonably;

(e)	No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

(f)	Injunctions. There shall be in effect no injunction against Closing entered by a court of competent jurisdiction;

(g)	No Material Adverse Effect. There shall have been no Material Adverse Effect that has occurred since the date hereof;

(h)	Schedules to the Agreement. The Seller shall have delivered updated Schedules to this Agreement such that all Schedules to this Agreement are true, correct and complete as of the Closing Time;

(i)	Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained; and

(j)	the Seller shall have made the deliveries required by Section 3.3.

3.6	Conditions of Closing in Favor of the Seller

The sale and purchase of the Purchased Assets is subject to the following terms and conditions for the exclusive benefit of the Seller, to be performed or fulfilled at or prior to the Closing Time:

(a)	Representations and Warranties. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects (without giving effect to any materiality qualifiers contained therein) (i) as at the Closing Time as if made at such time (unless they are expressed to be made only as of an earlier fixed date, in which case they need be true and correct only as of such earlier date) and (ii) as at the date hereof in the cases of the representations and warranties in Sections 5.1 through 5.4, and a certificate of a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance satisfactory to the Seller, acting reasonably;

(b)	Covenants. All of the terms, covenants and conditions of this Agreement to be complied with or performed by the Purchaser at or before the Closing Time shall have been complied with or performed in all material respects, and a certificate of a senior officer of the Purchaser, dated the Closing Date, to that effect shall have been delivered to the Seller, such certificate to be in form and substance satisfactory to the Seller, acting reasonably;

(c)	No Action or Proceeding. No legal or regulatory action or proceeding shall be pending or threatened by any Governmental Authority to enjoin, restrict or prohibit the purchase and sale of the Purchased Assets contemplated hereby;

(d)	Injunctions. There shall be in effect no injunction against Closing entered by a court of competent jurisdiction;

(e)	Seller Stockholder Approval. The Seller Stockholder Approval shall have been obtained; and

(f)	the Purchaser shall have made the deliveries required by Section 3.4.

3.7	Termination of Agreement

This Agreement may be terminated and the Transaction may be abandoned at any time prior to the Closing Time, whether before or after receipt of the Seller Stockholder Approval (except as otherwise expressly noted), as follows:

(a)	by mutual written consent of the Seller and the Purchaser;

(b)	by either the Seller or the Purchaser, upon written notice to the other Party:

(i)	if the Closing shall not have occurred on or before 10:00 a.m. (Victoria time), on the End Date; provided, however, that the right to terminate this Agreement under this Section 3.7(b)(i) shall not be available to the party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a primary cause of the failure of the Closing to occur on or before the End Date;

(ii)	if any Governmental Authority of competent jurisdiction shall have enacted, entered or enforced any Order or Applicable Law permanently enjoining, restraining, prohibiting, or making illegal the consummation of the transactions contemplated by this Agreement, which Order or Applicable Law shall have become final and non- appealable; provided, however, that (A) the party seeking to terminate this Agreement pursuant to this Section 3.7(b)(ii) shall have used its commercially reasonable efforts to remove such Order or Applicable Law and (B) the right to terminate this Agreement under this Section 3.7(b)(ii) shall not be available to the party whose breach or failure to perform or comply with any obligation under this Agreement resulted in or was a primary cause of the issuance of such Order or Applicable Law; or

(iii)	if the Seller Stockholder Approval shall not have been obtained upon a vote taken thereon at the Seller Stockholder Meeting duly convened therefor, unless such meeting has been adjourned or postponed, then only if the Seller Stockholder Approval shall not have been obtained upon a vote taken thereon at any such later meeting.

(c)	by the Purchaser, upon written notice to the Seller, if there has been any breach by the Seller of any covenant, or inaccuracy in any representation or warranty, contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the Closing set forth in Section 3.5 and (i) such breach or inaccuracy has not been waived by the Purchaser, (ii) the Purchaser has provided written notice to the Seller of such breach or inaccuracy and its intent to terminate this Agreement pursuant to this Section 3.7(c), and (iii) such breach or inaccuracy is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Seller within thirty (30) days after receiving such written notice thereof from the Purchaser (if such notice is delivered by Purchaser to Seller less than thirty (30) days from the End Date, the End Date shall be extended accordingly to permit the Seller thirty (30) days to cure the breach or inaccuracy specified by the Purchaser);

(d)	by the Seller, upon written notice to the Purchaser, if there has been any breach by the Purchaser of any covenant, or inaccuracy in any representation or warranty, contained in this Agreement, which has prevented or would prevent the satisfaction of any condition to the Closing set forth in Section 3.6 and (i) such breach or inaccuracy has not been waived by the Seller, (ii) the Seller has provided written notice to the Purchaser of such breach or inaccuracy and its intent to terminate this Agreement pursuant to this Section 3.7(d), and (iii) such breach or inaccuracy is not capable of being cured by the End Date or, to the extent so curable, has not been cured by the Purchaser within thirty (30) days after receiving such written notice thereof from the Seller (if such notice is delivered by Seller to Purchaser less than thirty (30) days from the End Date, the End Date shall be extended accordingly to permit the Purchaser thirty (30) days to cure the breach or inaccuracy specified by the Seller);

(e)	by the Seller, upon written notice to the Purchaser, prior to the time at which the Seller Stockholder Approval has been obtained, in order to enter into a definitive Alternative Acquisition Agreement with respect to an Acquisition Proposal that the Board has concluded constitutes a Superior Proposal in accordance with Section 6.9; provided, however, that the Seller, (i) concurrently with such termination, pays to the Purchaser by wire transfer in immediately available funds the Termination Fee required to be paid pursuant to Section 3.9 and (ii) concurrently with such termination, enters into such definitive Alternative Acquisition Agreement;

(f)	by the Purchaser, upon written notice to the Seller, in the event that (i) the Board shall have effected an Adverse Recommendation Change, (ii) the Seller shall have violated or breached (or be deemed pursuant to the terms thereof, to have violated or breached) in any material respect any provision of Section 6.9 or (iii) the Seller shall have violated or breached Section 6.10 in a manner that has a material adverse impact on the timing of, or the ability to obtain, the Seller Stockholder Approval; or

(g)	by the Seller, upon written notice to the Purchaser, if (i) all of the conditions to the Closing set forth in Section 3.5 have been satisfied (other than those conditions that by their terms are to be satisfied by actions taken at the Closing itself, each of which is capable of being satisfied at such time), (ii) the Seller shall have delivered a written notice to the Purchaser certifying that all conditions set forth in Section 3.5 have been satisfied (or would be satisfied if the Closing were to occur on the date of such notice) and the Seller stands ready, willing, and able to effect the Closing at such time, and (iii) the Purchaser fails to effect the Closing by the third Business Day after the later of (A) delivery of such notification described in clause (iii) and (B) the date on which the Closing should have occurred pursuant to Section 3.1.

3.8	Effect of Termination

In the event that this Agreement is terminated pursuant to Section 3.7, written notice thereof shall be given by the terminating party to the other party identified in Section 3.7,

specifying the provisions hereof pursuant to which such termination is made and the basis therefor, and the obligations of the Seller and the Purchaser under this Agreement, other than the obligations contained in Section 6.8, shall be terminated, provided that a party may also bring an action pursuant to Article 8 against the other party for damages suffered by it where this Agreement is terminated due to the non-performance or non- fulfilment of a condition to Closing and such non-performance or non-fulfilment is as a result of a breach of covenant, representation or warranty by such other party; provided, however, that the Purchaser shall have no right to bring any further claim for damages after receipt of the Termination Fee, except in the case of fraud or willful misconduct. Any condition to Closing may be waived in whole or in part by a party without prejudice to any claims it may have for breach of covenant, representation or warranty. Notwithstanding the foregoing, no such termination shall relieve the Seller from any obligation to pay the Termination Fee pursuant to Section 3.9, where applicable.

3.9	Termination Fee

(a)	In the event that this Agreement is terminated by the Purchaser pursuant to Section 3.7(f) or by the Seller pursuant to Section 3.7(e), then the Seller shall pay, or cause to be paid, to the Purchaser the Termination Fee (i) on or before the third Business Day following the date of such termination (in the case of termination by the Purchaser pursuant to Section 3.7(f)) or (ii) concurrently with such termination (in the case of termination by the Seller pursuant to Section 3.7(e)), by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Seller by the Purchaser. The Purchaser acknowledges and agrees that, upon receipt of the Termination Fee, it shall be deemed to have forever waived any and all of its claims against the Seller and its Affiliates arising under this Agreement, any of the Transaction Documents, or relating to the Transaction, except in the case of fraud or willful misconduct.

(b)	In the event that this Agreement is terminated by the Seller or the Purchaser pursuant to Section 3.7(b)(i) or Section 3.7(b)(ii) or by the Purchaser pursuant to Section 3.7(c), and, in any such case, (i) at any time after the date of this Agreement and prior to the termination of this Agreement, an Acquisition Proposal shall have been communicated to the Seller or announced publicly and (ii) within six (6) months after such termination the Seller enters into a definitive agreement with respect to any Acquisition Proposal with another Person (which need not be the same Acquisition Proposal described in clause (i) above) and such Acquisition Proposal is thereafter consummated, then the Seller shall pay, or cause to be paid, to the Purchaser the Termination Fee prior to or concurrently with the consummation of such transaction by wire transfer of immediately available U.S. dollars to the applicable account or accounts designated in writing to the Seller by the Purchaser. Notwithstanding anything to the contrary contained herein, the Termination Fee shall not be payable under this Section 3.9(b) if the Agreement is terminated by the Seller or the Purchaser pursuant to Section 3.7(b)(i) or Section 3.7(b)(ii) and (i) at the time of such termination, the Purchaser is in breach of any provision of this Agreement, or (ii) an act or omission of the Purchaser (other than the execution and delivery of this Agreement and the compliance with its terms) has caused or contributed to (A) the failure of the Closing to occur by the End Date or (B) the entry of an Order by a Governmental

Authority enjoining, restraining, prohibiting, or making illegal the consummation of the transactions contemplated by this Agreement.

(c)	Each of the parties acknowledges and agrees that the agreements contained in this Section 3.9 are an integral part of the Transaction, and that, without these agreements, the Seller nor the Purchaser would enter into this Agreement. Accordingly, if the Seller fails to promptly pay the Termination Fee in accordance with Section 3.9(a) or Section 3.9(b) and, in order to obtain such payment, the Purchaser commences a suit that results in a judgment against the Seller for the Termination Fee (or any portion thereof), as the case may be, then the Seller shall pay, or cause to be paid, to the Purchaser all its costs and expenses (including reasonable attorneys’ fees) in connection with such suit, together with interest on the amount of the Termination Fee, as the case may be, from and including the date payment of such amount was due through the date of payment at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made plus two percent (2%). The Termination Fee is non-refundable and shall not be set off by or credited against any other payment. Receipt by the Purchaser of the Termination Fee shall constitute an affirmative waiver by Purchaser of any and all of its claims against the Seller and its Affiliates arising under this Agreement or relating to the Transaction, except in the case of fraud or willful breach.

(d)	Notwithstanding anything to the contrary in this Agreement, in no event shall the Seller be required to pay the Termination Fee more than once.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER

The Seller represents and warrants to the Purchaser as follows and acknowledges that the Purchaser is relying on such representations and warranties in connection with their purchase of the Purchased Assets:

4.1	Organization

The Seller is a corporation validly existing under the laws of Delaware and has the corporate power to own or lease its property, including the Purchased Assets, to carry on the Purchased Business as now being conducted by it, and to enter into this Agreement and to perform its obligations hereunder. The Seller is duly qualified as a corporation to do business in each jurisdiction in which the nature of the Purchased Business or the Purchased Assets makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.

4.2	Authorization

Except for the Seller Stockholder Approval and obtaining the consents and approvals described in Schedule 4.18(b), as of the date hereof, the Seller has taken, and as of the Closing, the Subsidiaries will have taken, all corporate action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement. The Seller Stockholder Approval is the only vote of the holders of any of the Seller’s capital stock necessary in connection with the consummation of the Transactions. This Agreement has been duly authorized, executed and delivered by the Seller and is a legal, valid and binding obligation of the Seller, enforceable against the Seller by the Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. At a meeting duly called and held, the Board has (i) declared this Agreement and the sale of the Purchased Assets, advisable, fair to and in the best interests of the Seller and its stockholders, (ii) approved this Agreement and the Ancillary Agreements and the Transaction, (iii) resolved to recommend the approval of this Agreement and the transactions contemplated hereby by the Seller’s stockholders (such recommendation, the “Board Recommendation”) and

(i)       directed that this Agreement and the transactions contemplated hereby be submitted to the Seller’s stockholders for approval.

4.3	No Other Agreements to Purchase

No Person other than the Purchaser has any written or oral agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase or acquisition from the Seller or any of its Subsidiaries of any of the Purchased Assets.

4.4	No Violation

The execution and delivery of this Agreement by the Seller and the consummation of the Transaction shall not result in: (a) the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Seller or any of its Subsidiaries under: (i) any provision of the certificate of incorporation or by-laws of the Seller or any of its Subsidiaries; (ii) any Applicable Law; or (iii) any license, permit, approval, consent or authorization held by the Seller or any of its Subsidiaries or necessary to the operation of the Purchased Business; (b) the creation or imposition of any Encumbrance on any of the Purchased Assets; or (c) subject to the consents that are required to be obtained as set forth in Schedule 4.18(b), a violation or a default under any Contract to which the Seller or any of its Subsidiaries is a party or bound or relieves any other party to any Contract of that party's obligations thereunder or enables it to terminate its obligations thereunder.

4.5	Sufficiency of Purchased Assets

The Purchased Assets are sufficient to carry on the Purchased Business in the manner in which the Seller and its Subsidiaries have conducted the Purchased Business. All Purchased Assets owned and used by the Seller or any of its Subsidiaries in connection with the Purchased Business are in operating condition. To the knowledge of the Seller, (i)     there are no facts or conditions affecting the Purchased Assets which would be reasonably anticipated to interfere in any material respect with the use, occupancy or operation of the Purchased Assets as currently used, occupied or operated, and (ii) there are no material repair or maintenance costs with respect to the Purchased Assets outside of the ordinary course of business that the Seller or any of its Subsidiaries reasonably expected to be incurred as of the date hereof.

4.6	Title to Personal Property

Upon the Closing, the Purchaser shall have acquired good and marketable title or a valid leasehold interest in each of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

4.7	Leases

Schedule 2.1(d) sets forth the municipal addresses of all of the Leased Real Property. Neither the Seller nor any of its Subsidiaries is a party to any lease or agreement to lease in respect of any real property, whether as lessor or lessee, in respect of the Purchased Business, other than the leases described in Schedule 2.1(d) (the “Leases”) relating to the Leased Real Property or the Excluded Leases. Schedule 2.1(d) sets out the parties to each of the Leases, their dates of execution and expiry dates, any options to renew, the locations of the leased lands and premises and the rent payable thereunder. Except as described in Schedule 2.1(d), the Seller occupies the Leased Real Property and, to the knowledge of the Seller, has the exclusive right to occupy and use the Leased Real Property. Each of the Leases is in full force and effect, and neither the Seller nor, to the Seller's knowledge, any other party thereto is in breach of any covenants, conditions or obligations contained therein. Where available, the Seller has provided a true and complete copy of each Lease and all amendments thereto to Purchaser.

4.8	Owned Real Property

Neither the Seller nor any of its Subsidiaries owns or has agreed to acquire any fee interest any real property. The Seller leases or subleases all real property that is primarily used in the Purchased Business or otherwise included as a Purchased Asset.

4.9	Intellectual Property

(a)	Schedule 2.1(j) sets out all registered or pending Intellectual Property (including particulars of registrations or applications for registration) and all licenses, registered user agreements and other Contracts which comprise or relate to Intellectual Property. The Intellectual Property comprises all trade or brand names, business names, trade-marks, service marks, copyrights, patents, industrial designs, trade secrets, know-how, inventions, designs and other industrial or intellectual property materially necessary to conduct the Purchased Business. The Seller is the beneficial owner of the Intellectual Property, free and clear of all Encumbrances, and, except as set forth on Schedule 2.1(j), is not a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to sell, transfer, assign or convey, or that otherwise affects, the Intellectual Property. Except as set out on Schedule 2.1(j), the Seller has not granted to any Person any interest in or right to use all or any portion of the Intellectual Property. Except as set forth on Schedule 4.9(a), to the knowledge of the Seller, the Seller's conduct of the Purchased Business does not infringe upon the intellectual property rights, domestic or foreign, of any other Person. The Seller has no knowledge of any claim of infringement or breach of any industrial or intellectual property rights of any other Person, nor has the Seller received any notice that the conduct of the Purchased Business, including the use of the Intellectual Property, infringes upon or breaches any industrial or intellectual property rights of any other Person, or the trade secrets, know-how or confidential or proprietary information of any other Person, and the Seller has no knowledge of any infringement or violation of any of its rights in the Intellectual Property. The Seller is not aware of any state of facts which casts doubt on the validity or enforceability of any of the Intellectual Property. The Seller has provided or made available to the Purchasers true and complete copies of all Contracts and all amendments thereto which comprise or relate to the Intellectual Property.

(b)	The products of Seller and its Subsidiaries do not use and are not distributed with Open Source Materials in any manner that (i) requires the disclosure or distribution in source code form of any of such products or any Intellectual Property, (ii) requires the licensing of any of such products or Intellectual Property for the purpose of making derivative works, or (iii) imposes any other material limitation, obligation, restriction, condition on or loss of the exclusive right of the Seller or any of its Subsidiaries to own, use, license, or distribute any of such products or Intellectual Property and impose fees with respect to the use of any of such products or Intellectual Property. Neither the Seller nor any of its Subsidiaries has received any written demand to license, disclose, or distribute Open Source Materials. With respect to any Open Source Materials that are used or have been used in any of the Seller’s products, the Seller and its Subsidiaries are and have been materially compliant with all license terms relating thereto. “Open Source Materials” means software that is distributed as “free software,” “open source software” (e.g., Linux) or similar licensing or distribution models, or that requires that the software covered by the license or any software incorporated into, based on, derived from or distributed with such software: (i) be disclosed, distributed or made available in source code form; or (ii) be licensed under the terms of any open source software license, including software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: GNU’s General Public License (GPL), GNU’s Lesser/Library General Public License (LGPL) or Affero GPL (AGPL), Mozilla Public License (MPL), the BSD licenses, the Artistic License (e.g. PERL), the Netscape Public License, the Sun Community Source License (SCSL), the Apache License, and any other license or distribution model listed by the Open Source Initiative at www.opensource.org/licenses/alphabetical.

(c)	The Seller has no registered trademark rights in “Concurrent” or “Concurrent Computer Corporation,” except as listed in Schedule 2.1(j), and makes no representation or warranty regarding the Purchaser’s ability to use the name “Concurrent,” “Concurrent Computer Corporation,” or any similar name after the Closing.

4.10	Contracts

As of the date hereof, the Seller has no reason to believe that the benefits of any relationship, including without limitation any Contract, with any of the Subscribers shall not continue after the date hereof in substantially the same manner as prior to the date hereof. Schedule 2.1(a) sets out a complete and correct list of all Subscribers as of the date hereof. The Seller has provided or made available to the Purchaser (a) true and complete copies of the forms of Contract and all amendments thereto entered into with Subscribers in the ordinary course of business and (b) true and complete copies of all Contracts and amendments thereto entered into with Subscribers.

4.11	Personal Information

To the knowledge of the Seller, the Seller and its Subsidiaries are in material compliance with (i) Applicable Law relating to privacy or personal information and (ii) any privacy policy published or distributed by the Seller or any of its Subsidiaries.

4.12	Inventory

The Inventories are in good condition, are merchantable, are of a quality and quantity usable or saleable in the ordinary course of business, and are fit for the purposes for which they are intended (except to the extent, if any, written down to net realizable value as at the Closing Date). To the knowledge of the Seller, the Inventories are labelled and stored in compliance with all Applicable Laws.

4.13	Property Insurance

Schedule 4.13 sets out all insurance policies (specifying the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder) maintained by the Seller or any of its Subsidiaries on the Purchased Assets as of the date hereof and true and complete copies of the most recent inspection reports, if any, received from insurance underwriters or others as to the condition of the Purchased Assets. Neither the Seller nor any of its Subsidiaries is in default with respect to any of the provisions contained in any such insurance policy or has failed to give any notice or present any claim under any such insurance policy in a due and timely fashion. The Seller has provided or made available to the Purchaser a true copy of each property insurance policy referred to in Schedule 4.13.

4.14	CCSC

CCSC is a stock company (Kabushiki Kaisha) duly incorporated and validly existing under the laws of Japan, and has corporate power to own or lease its property and carry on its business as now being conducted by it. CCSC's total number of authorized shares is 10,000, and all of them have been duly and validly issued. The CCSC Shares represent all the issued and outstanding shares in CCSC, and except for them, no CCSC shares, share acquisition rights, bonds with share acquisition rights, convertibles bonds or any other rights to acquire its shares exist. The Seller validly holds all of the CCSC Shares, and is the beneficial shareholder of the CCSC Shares. No mortgages, pledges, attachments, liens, claims and other obligations exist on the CCSC Shares, and no share certificates have been issued for the CCSC Shares.

4.15	No Expropriation

No part of the Purchased Assets has been taken or expropriated by any Governmental Authority, nor has any notice or proceeding in respect thereof been received by the Seller or any of its Subsidiaries. Neither the Seller nor any of its Subsidiaries has any knowledge of any intent or proposal to give any such notice or commence any such proceedings.

4.16	Agreements and Commitments

Except as described on Schedule 4.16, neither the Seller nor any of its Subsidiaries is a party or subject to, and the Purchased Business or Purchased Assets are not otherwise subject to, the following Contracts (collectively, the “Material Contracts”):

(a)	any distributor, sales, advertising, agency, or manufacturer's representative Contract involving an annual commitment or payment reasonably expected to be in excess of

$75,000;

(b)	any collective bargaining agreement or other Contract with any labor union or employee association;

(c)	any continuing Contract for the purchase of materials, supplies, equipment or services with a sale price in excess of $75,000;

(d)	any employment or consulting Contract or any other Contract with any director, or officer of the Seller, other than oral Contracts of indefinite hire terminable by the Seller without cause or reasonable notice;

(e)	any profit sharing, bonus, stock option, pension, retirement, disability, stock purchase, medical, dental, hospitalization, insurance or similar plan or agreement providing benefits to any current or former director, officer, employee, independent contractor or consultant;

(f)	any mortgage or promissory note, trust indenture, loan agreement, guarantee or other Contract for the borrowing of money or a leasing transaction of the type required to be capitalized in accordance with GAAP;

(g)	any commitment for charitable contributions;

(h)	any Contracts for capital expenditures;

(i)	any Contract for the sale of any assets, other than sales of inventory to customers in the ordinary course of the Purchased Business;

(j)	any Contract pursuant to which the Seller is a lessor of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property;

(k)	any confidentiality, secrecy or non-disclosure Contract (whether the Seller is a beneficiary or obligor thereunder) relating to any proprietary or confidential information or any non-competition or similar Contract;

(l)	any license, franchise or other agreement which relates in whole or in part to any Intellectual Property; or

(m)	any agreement of guarantee, support, indemnification, assumption or endorsement of, or any other similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, except for checks endorsed for collection in the ordinary course of the Purchased Business.

The Seller and its Subsidiaries have performed all of the material obligations required to be performed by them and are entitled to all benefits under, and are not in material breach or alleged to be in material breach in respect of, any Material Contract. All Material Contracts are in Good Standing and in full force and effect, and, to Seller’s knowledge, no event, condition or occurrence exists which, after notice or lapse of time or both, would constitute a material default under any of the foregoing. The Seller has provided or made available to the Purchaser a true and complete copy of each Material Contract listed or described on Schedule 4.16 and all amendments thereto.

4.17	Compliance with Laws; Licenses

To Seller’s knowledge, the Seller and its Subsidiaries have complied with all Applicable Law applicable to the Purchased Business or the Purchased Assets, and the regulations thereunder, except where such non-compliance would not have a Material Adverse Effect. Schedule 4.17 sets out a complete and accurate list of all licenses, permits, approvals, consents, certificates, registrations and other similar authorizations conferred or otherwise created by a Governmental Authority (the “Licenses”) held by or granted to the Seller in connection with or relating to the Purchased Business, and there are no other Licenses necessary to carry on the Purchased Business or to own or lease any of the Purchased Assets. Each License is valid and subsisting and neither the Seller nor any of its Subsidiaries is in material default or breach of any License and, to the knowledge of the Seller, no proceeding is pending or threatened to revoke or limit any License. The Seller has provided or made available a true and complete copy of each License and all amendments thereto to the Purchaser.

4.18	Consents and Approvals

(a)	There is no requirement to make any filing with, give any notice to or to obtain any license, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the transactions contemplated by this Agreement, except for the filings, notifications, Licenses, permits, certificates, registrations, consents and approvals (i) described in Schedule 4.18(a), (ii) which relate solely to the identity of the Purchaser or the nature of any business carried on by the Purchaser, or (iii) which, in the aggregate, would not have a Material Adverse Effect if not obtained prior to the Closing.

(b)	There is no requirement under any Contract relating to the Purchased Business or Purchased Assets to which the Seller is a party or by which it is bound to give any notice to, or to obtain the consent or approval of, any party to such agreement, instrument or commitment relating to the consummation of the transactions contemplated by this Agreement, except for the notifications, consents and approvals described in Schedule 4.18(b) and those which, in the aggregate, would not have a Material Adverse Effect if not obtained prior to the Closing.

4.19	Financial Statements

The Financial Statements have been prepared in accordance with GAAP (except insofar as the interim Financial Statements are presented without footnotes) applied on a basis consistent with prior periods and present fairly the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Seller and its Subsidiaries on a consolidated basis as at their respective dates and the sales, earnings and results of operations of the Seller and its Subsidiaries on a consolidated basis for the respective periods covered by them. The Seller has provided or made available true and complete copies of the Financial Statements to the Purchaser.

4.20	Absence of Changes

Since June 30, 2017, and other than as set forth on Schedule 4.20, the Purchased Business has been carried on only in the ordinary and normal course consistent with past practice and there has not been, to Seller’s knowledge:

(a)	any Material Adverse Effect;

(b)	any material damage, destruction or loss (whether or not covered by insurance) affecting the Purchased Assets;

(c)	any obligation or liability (whether absolute, accrued, contingent or otherwise, and whether due or to become due) incurred by the Seller or any of its Subsidiaries in connection with the Purchased Business other than in the ordinary and normal course of the Purchased Business and consistent with past practice;

(d)	any labor trouble adversely affecting the Purchased Business or the Purchased Assets;

(e)	any license, sale, assignment, transfer, disposition, pledge, mortgage or granting of a security interest or other Encumbrance on or over any Purchased Assets, other than sales of inventory to customers in the ordinary and normal course of the Purchased Business;

(f)	any write-down of the value of any inventory or any write-off as uncollectible of any accounts or notes receivable or any portion thereof relating to the Purchased Business;

(g)	any cancellation of any debts or claims owing to, or any amendment, termination or waiver of any rights of value to, the Purchased Business;

(h)	any material increase in the compensation of Employees (including, without limitation, any increase pursuant to any Employee Plan or commitment), or any increase in any such compensation or bonus payable to any officer, Employee, consultant or agent thereof or the execution of any employment contract with any officer or Employee, or the making of any loan to, or engagement in any non-employment related transaction with, any Employee, officer or director of Seller or any of its Subsidiaries in relation to the Purchased Business;

(i)	any forward purchase commitments in excess of the requirements of the Purchased Business for normal operating Inventories or at prices higher than the current market prices;

(j)	any forward sales commitments other than in the ordinary and normal course of the Purchased Business or any failure to satisfy any accepted order for goods or services;

(k)	any change in the accounting or tax practices followed by the Seller or any of its Subsidiaries;

(l)	any change adopted by the Seller or any of its Subsidiaries in its depreciation or amortization policies or rates; or

(m)	any change in the credit terms offered to customers of, or by suppliers to, the Purchased Business.

4.21	Non-Arm's Length Transactions

Except as set forth on Schedule 4.21, with respect to the Purchased Assets: (a) neither the Seller nor any of its Subsidiaries has since June 30, 2017 made any payment or loan to, or borrowed any moneys from or become otherwise indebted to, any officer, director, employee, stockholder or any other Person not dealing at arm's length with the Seller or any Affiliate of any of the foregoing and neither the Seller nor any of its Subsidiaries is indebted to any such Person, except as disclosed on the Financial Statements and except for usual employee reimbursements and compensation paid in the ordinary course of the Purchased Business; and (b) except for Contracts of employment, neither the Seller nor any of its Subsidiaries is a party to any significant or material Contract with any officer, director, employee, stockholder or any other Person not dealing at arm's length with the Seller or any Affiliate of any of the foregoing. No officer, director, or, to the Seller’s knowledge, stockholder of the Seller, and, to the Seller’s knowledge, no entity which is an Affiliate of one or more of such Persons: (i) owns, directly or indirectly, any interest in (except for shares representing less than five per cent of the outstanding shares of any class or series of any publicly traded company), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor of the Purchased Business or a lessor, lessee, supplier, distributor, sales agent or customer of the Purchased Business; (ii) owns, directly or indirectly, in whole or in part, any property that the Seller or any of its Subsidiaries uses in the operations of the Purchased Business; or (iii) has, to the knowledge of the Seller, any cause of action or other claim whatsoever against, or owes any amount to, the Seller or any of its Subsidiaries in connection with the Purchased Business, except for any liabilities reflected in the Financial Statements and claims in the ordinary course of business such as for accrued vacation pay and accrued benefits under Employee Plans or a Contract of employment.

4.22	Taxes

Except as set forth on Schedule 4.22, each of the Seller and its Subsidiaries have duly filed on a timely basis all Tax Returns showing material amounts of Taxes due required to be filed by it and has paid or remitted all Taxes which are due and payable, and all assessments, reassessments, governmental charges, penalties, interest and fines due and payable by it. All such Tax Returns are true, correct, and complete in all material respects. The Seller and its Subsidiaries have timely and properly withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any past or present employee, officer, director, independent contractor, creditor, member, shareholder or other third party. There are no liens upon any of the Purchased Assets, other than Permitted Encumbrances. Neither the Seller nor any of its Subsidiaries has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Purchased Business or Purchased Assets, except for waivers or extensions no longer in effect. No Tax audits or administrative or judicial Tax proceedings are being conducted with respect to the Purchased Assets or the Purchased Business.

The representations and warranties set forth in this Section 4.22 are the Seller’s sole and exclusive representations and warranties regarding Tax matters.

4.23	Litigation

Except as described in Schedule 4.23, there are no actions, suits or proceedings (whether or not purportedly on behalf of the Seller or any of its Subsidiaries) pending or, to the knowledge of the Seller, threatened against or affecting, the Seller or any of its Subsidiaries in respect of the Purchased Assets, at law or in equity or before or by any Governmental Authority.

4.24	Environmental

(a)	The Seller and each of its Subsidiaries are in material compliance with all Environmental Laws.

(b)	The Seller and its Subsidiaries have obtained and are in material compliance with all permits required under Environmental Law and necessary for the ownership, lease, operation or use of the Purchased Assets and the conduct of the Purchased Business as currently conducted and operated, except where the failure to possess or comply would not be reasonably expected to have a Material Adverse Effect.

(c)	Except as would not have a Material Adverse Effect, to the Seller’s Knowledge, there has been no Release of Hazardous Materials in contravention of Environmental Laws with respect to the business or assets of the Seller and its Subsidiaries or any Real Property currently owned, operated or leased by the Seller and its Subsidiaries, and neither the

Seller nor any of its Subsidiaries has received written notice that any Real Property currently owned, operated or leased in connection with the business of the Seller and its Subsidiaries has been contaminated with any Hazardous Material which would reasonably be expected to result in material liability under, or a violation of Environmental Laws by, the Seller or any of its Subsidiaries.

(d)	The Seller has previously made available to the Purchaser final environmental reports, with respect to the business or assets of the Seller and its Subsidiaries or any currently owned, operated or leased Real Property which are in the possession or control of the Seller or any of its Subsidiaries.

(e)	The representations and warranties set forth in this Section 4.24 are the Seller’s sole and exclusive representations and warranties regarding environmental matters.

4.25	Customers and Suppliers

Schedule 4.25 sets out the major customers (being the top ten (10) customers of the Purchased Business based on sales for the twelve (12) months ended June 30, 2017) and major suppliers (being the top ten (10) suppliers of the Purchased Business based on expenditures for the twelve (12) months ended June 30, 2017) of the Purchased Business. Since June 30, 2017, there has been no termination or cancellation of, and no modification or change in, the business relationship of Seller and its Subsidiaries with any major customer or group of major customers or major supplier or group of major suppliers.

4.26	Product Warranties

Except as described in the warranty statement attached as Schedule 4.26, neither the Seller nor any of its Subsidiaries has given any warranties to any buyer of products or services supplied by the Purchased Business. Schedule 4.26 also sets out all commitments of the Seller or any of its Subsidiaries to take back or repurchase products from customers.

4.27	Collective Agreements

No labor organization, as that term is defined by the National Labor Relations Act, 29 U.S.C. § 152(5) (provided, however, that with respect to the Subsidiaries, the term “labor organization” shall have the meaning set forth in Applicable Law of the respective jurisdiction of such Subsidiary), is certified to represent any Employees with respect to their employment by the Seller or any of its Subsidiaries, neither the Seller nor any of its Subsidiaries is a party to any Contract with any labor organization, neither the Seller nor any of its Subsidiaries has made commitments to or conducted negotiations with any labor organization with respect to any future Contracts and to the Seller's knowledge there are no current attempts to organize or establish any labor organization with respect to Employees. To the Seller’s knowledge, no labor organization has filed or brought any grievances in respect of the Purchased Business, filed or brought any unfair labour practice complaints or sought to have the Seller or any of its Subsidiaries declared a related or successor employer. There is no labour strike, slow down, work stoppage or lockout in effect, or to the knowledge of the Seller, threatened against the Seller, nor has there been any such event within the past five years.

4.28	Offered Employees

(a)	Schedule 4.28(a) contains a complete and accurate list of the names of the Employees, as well as the following information for each: (i) hire or engagement date; (ii) job title or project description and responsibility; (iii) current base salary or hourly wage rate or other compensation (as applicable); (iv) target annual incentive bonus opportunity (if applicable, or if no target exists, prior year incentive bonus); (v) accrued vacation and paid time-off (if applicable); (vi) rate of vacation (if applicable); (vii) leave status (if applicable) and amount of service credit recognized (if applicable) for purposes of those Company Plans for which service credit is relevant for purposes of determining vesting, eligibility or level or duration of benefits.

(b)	Except as described in Schedules 4.23 and 4.28(b), there are no complaints, claims or charges outstanding, or to the knowledge of the Seller, anticipated, nor are there any orders, decisions, directions or convictions currently registered or outstanding by any tribunal or agency against or in respect of the Seller or any of its Subsidiaries under or in respect of any applicable employment laws.

(c)	To the knowledge of the Seller, the Seller and its Subsidiaries are employing all employees of the Purchased Business in material compliance with all applicable immigration, health, labour and employment laws, rules, regulations, notices and orders, including those pertaining to labour relations, occupational health and safety, equal pay, employment discrimination, harassment, retaliation, or other employment-related matters and is not in violation of any such laws, rules, regulations, notices or orders.

4.29	Employee Accruals

All accruals for unpaid vacation pay, premiums for Statutory Plans, accrued wages, salaries and commissions and Employee Plan payments have been reflected in the books and records of the Seller.

4.30	Employee Plans

(a)	Each plan, program, agreement or arrangement relating to employee compensation, employee benefits, severance, employment, vacation, incentive compensation and bonus compensation, in each case sponsored, or maintained by, or otherwise covering the Sellers or a Subsidiary of the Seller for the benefit of any of their respective employees, other than any plans, programs, agreements or arrangements required by applicable Law to be adopted, sponsored or maintained, is referred to herein as a “Company Plan.” Schedule 4.30(a) contains each Company Plan under which Employees are eligible to participate. Each Company Plan has been maintained in material compliance with its terms and with the requirements prescribed by all Applicable Laws.

(b)	Current and complete copies of all written Company Plans as amended to date or, where oral, written summaries of the terms thereof, and all booklets and communications concerning the Company Plans that have been provided to persons entitled to benefits under the Company Plans have been delivered or made available to the Purchaser together with current and complete copies of all material documents relating to the Company Plans, including, as applicable, all trust agreements, funding agreements, insurance contracts and policies, investment management agreements, subscription and participation agreements, benefit administration contracts and any financial administration contracts.

(c)	There are no participating employers with respect to any Company Plan other than the Seller and, to the knowledge of the Seller; the Seller does not have any obligations under any Company Plan to provide benefits to any person who is not an Employee or former Employee of the Seller.

(d)	Except as set forth on Schedule 4.30(d), none of the Company Plans provides benefits beyond retirement or other termination of service to Employees or former employees or to the beneficiaries or dependants of such Employees.

(e)	Neither the Seller nor any of its Subsidiaries has any formal plan or has made any promise or commitment, whether legally binding or not, to create any new Company Plan or to improve or change the benefits provided under any Company Plan beyond their retirement or other termination of service, other than coverage mandated by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, applicable Law, and continuation of coverage through the end of the month in which termination occurs.

(f)	Except as contemplated in this Agreement or disclosed in Schedule 4.30(f), none of the Company Plans provides for benefit increases or the acceleration of, or an increase in, securing or funding obligations that are contingent upon, or shall be triggered by, the entering into of this Agreement of the completion of the transactions contemplated herein.

(g)	Except as would not result in material liability to the Seller or any Subsidiary of the Seller, all contributions to and payments from each Company Plan that were required to be made in accordance with the terms of any such Company Plan in respect of the current or prior plan years and, where applicable, with the Applicable Laws that govern such Company Plan, have been made in a reasonably timely manner; (i) each Company Plan is fully insured or fully funded (both on a going-concern and solvency basis) and no notice of underfunding, non-compliance, failure to be in good standing or otherwise has been received by Seller from any Governmental Authority; (ii) to the knowledge of the Seller, all material reports, returns and similar documents with respect to any Company Plan required to be filed with any Governmental Authority or distributed to any Company Plan participant have been filed or distributed on a reasonably timely basis; and (iii) to the knowledge of the Seller, there are no pending or threatened investigations by any Governmental Authority involving or relating to any Company Plan or any claims (except for claims for benefits payable in the normal operation of the Company Plans), suits or proceedings against the Seller or any of its Subsidiaries in respect of any Company Plan.

(h)	Neither the Seller nor any of its Subsidiaries participates in or contributes to any Multi- Employer Plans.

4.31	Opinion of Financial Advisor

The Board has received the opinion of Needham & Company, the financial advisor to the Seller, to the effect that, as of the date of the approval of this Agreement by the Board, and based upon and subject to the factors and assumptions set forth in such opinion, the consideration to be received by the Seller pursuant to this Agreement is fair, from a financial point of view, to the Seller.

4.32	Sarbanes-Oxley Act

(a)	The Seller and its Subsidiaries have established and maintain disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Seller and its Subsidiaries is made known to the Seller’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in alerting in a timely manner the Seller’s principal executive officer and principal financial officer to material information required to be included in the Seller’s periodic and current reports required under the 1934 Act.

(b)	The Seller and its Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Seller’s financial reporting and the preparation of the Seller’s consolidated financial statements for external purposes in accordance with GAAP. The Seller has disclosed, based on its most recent evaluation of internal controls prior to the date of this Agreement, to the Seller’s auditors and audit committee (i) any deficiencies, significant deficiencies and material weaknesses in the design or operation of internal controls that are reasonably likely to adversely affect the Seller’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Seller and its Subsidiaries.

(c)	The Seller makes no representation or warranty that the disclosure controls and procedures referenced in Section 4.32(a) or the internal controls referenced in Section 4.32(b) are compliant with, or meet the standards set forth in, the laws or regulations of Canada or the laws or regulations of any other foreign jurisdiction.

4.33	No Other Representations and Warranties

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 4 (INCLUDING THE RELATED PORTIONS OF THE DISCLOSURE SCHEDULE), NEITHER THE SELLER NOR ANY OTHER PERSON HAS MADE OR MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY, EITHER WRITTEN OR ORAL, ON BEHALF OF THE SELLER OR

ANY OF ITS AFFILIATES, AS TO THE PURCHASED BUSINESS, THE PURCHASED ASSETS, THE OFFERED EMPLOYEES, THE ASSUMED LIABILITIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO THE PURCHASER BY THE SELLER OR ANY AFFILIATE OR REPRESENTATIVE OF THE SELLER.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller as follows and acknowledges and confirms that the Seller is relying on such representations and warranties in connection with its sale of the Purchased Assets:

5.1	Organization

The Purchaser validly exists under the laws of the British Columbia and has the power to enter into this Agreement and to perform its obligations hereunder.

5.2	Authorization

The Purchaser has taken all action necessary to authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement. This Agreement has been duly authorized, executed and delivered by the Purchaser and is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser by the Seller in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency and other laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. No approval from the stockholders of the Purchaser or any stockholder, member, or manager, of any Affiliate of the Purchaser is required for the Purchaser to validly authorize the execution and delivery of, and the observance and performance of its covenants and obligations under, this Agreement.

5.3	No Violation

The execution and delivery of this Agreement by the Purchaser and the consummation of the Transactions shall not result in the breach or violation of any of the provisions of, or constitute a default under, or conflict with or cause the acceleration of any obligation of the Purchaser under: (a) any Contract to which the Purchaser is a party or by which it is bound; (b) any provision of the corporate governance documents or by-laws or resolutions of the board of directors (or any committee thereof) or stockholders of the Purchaser; or (c) any Applicable Law.

5.4	Consents and Approvals

There is no requirement for the Purchaser to make any filing with, give any notice to or obtain any license, permit, certificate, registration, authorization, consent or approval of, any Governmental Authority as a condition to the lawful consummation of the Transactions.

5.5	Disclosure Documents

None of the information provided by the Purchaser for inclusion in the Proxy Statement or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Seller and at the time the Seller’s stockholders vote on approval of this Agreement, shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.6	Availability of Funds

The Purchaser has, or shall have at the Closing, sufficient cash on hand or other sources of immediately available funds that together enable it to pay the Preliminary Cash Purchase Price and to otherwise perform all of its obligations under each of the Transaction Documents.

5.7	Independent Investigation

The Purchaser has conducted its own independent investigation, review and analysis of the Purchased Assets and Purchased Business, and acknowledges that it has been provided with adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Seller for such purpose. The Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and consummate the Transaction, the Purchaser has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article 4 of this Agreement (including related portions of the Disclosure Schedules); and (b) neither the Seller nor any other Person has made any representation or warranty as to the Seller, the Purchased Assets, the Purchased Business, or this Agreement, except as expressly set forth in Article 4 of this Agreement (including the related portions of the Disclosure Schedules). The Purchaser acknowledges and agrees that it shall have no Claim against the Seller as a result of any failure of the disclosure controls and procedures referenced in Section 4.32(a) or the internal controls referenced in paragraph Section 4.32(b) to comply with, or meet the standards set forth in, the laws or regulations of Canada or the laws or regulations of any other foreign jurisdiction.

ARTICLE 6

COVENANTS

The Seller and the Purchaser agree to the following covenants (for purposes of this Article 6, Seller includes its Subsidiaries, other than CCSC post-Closing):

6.1	Access to Purchased Business and Purchased Assets

(a)	The Seller shall forthwith make available to the Purchaser and its Representatives, upon request, with reasonable notice, and at reasonable times and during normal business hours, all title documents, Contracts, financial statements, policies, plans, reports, licenses, orders, permits, books of account, accounting records, filings and all other documents, information and data relating to the Purchased Business.

(b)	The Seller shall afford the Purchaser and its Representatives reasonable opportunity, upon request, with reasonable notice, and at reasonable times during normal business hours, the opportunity to inspect the Purchased Assets.

(c)	At the request of the Purchaser, and as permitted by Applicable Law, the Seller shall execute such consents, authorizations and directions as may be necessary to permit the inspection of the Purchased Business or any of the Purchased Assets, or to enable the Purchaser or its Representatives to obtain access to all files and records relating to any of the Purchased Assets maintained by, and conduct such other inquiries of, any Governmental Authority.

(d)	From and after the Closing, the Purchaser shall (i) observe the covenants and agreements set forth in the Transition Services Agreement, (ii) afford the Seller (as applicable) and its authorized accountants, investment bankers, counsel and other representatives reasonable access (during regular business hours, in such a manner as to not interfere with the normal operation of the Purchased Business, upon reasonable advance notice) to all books, records and files (including Tax returns) of the Purchased Business to the extent related to the Purchased Assets and cause the Purchased Business’s independent public accountants to provide access to their work papers and such other information that relate to the Purchased Assets as the Seller may reasonably request (subject to entering into applicable confidentiality arrangements and hold harmless letters), (iii) provide to the Seller all other existing information concerning the business, properties and personnel of the Purchased Business as the Seller may from time to time reasonably request and (iv) provide the Seller (as applicable) with reasonable assistance in connection with the preparation of financial statements and with regulatory compliance and reporting with respect to the Purchased Assets; provided, however, that, notwithstanding the foregoing, the Purchaser shall not have any obligation to provide any disclosure to the extent restricted under Applicable Law or that is subject to legal privilege owned by the Purchaser (as applicable); provided, further, that in exercising access rights under this Section 6.1(d), the Seller shall be solely responsible for its costs and expenses of such investigation. All information obtained by the Seller and its representatives shall be subject to the Confidentiality Agreement, which shall remain in full force and effect until the expiration of this covenant. All requests for access to the properties, books, records and files shall be made to such representatives of the Purchaser as the Purchaser shall designate.

6.2	Delivery of Books and Records

At the Closing Time, there shall be delivered to the Purchaser by the Seller all the books and records described in Section 2.1(l). The Purchaser agrees that it shall preserve the books and records so delivered to it for a period of seven (7) years from the Closing Date, or for such longer period as is required by any Applicable Law, and shall permit the Seller or its Representatives reasonable access thereto, but the Purchaser shall not be responsible or liable to the Seller for or as a result of any accidental loss or destruction of, or damage to, any such books or records.

6.3	Delivery of Updated Schedules to the Agreement

At the Closing Time, the Seller shall deliver updated Schedules to this Agreement such that all Schedules to this Agreement are true and complete as of the Closing Time; provided that Schedules 1.1(vvv) and 1.1(dddd) shall not be subject to update.

6.4	Use of Name

Immediately after Closing the Purchaser shall use the name “Concurrent” or “Concurrent by Vecima” or like name at the sole discretion of the Purchaser acting reasonably.

6.5	Conduct of Purchased Business Prior to Closing

Without in any way limiting any other obligations of the Seller hereunder, during the period from the date hereof to the Closing Time, except in the ordinary course of business of the Seller consistent with past practices or as would have a Material Adverse Effect:

(a)	Conduct Business in the Ordinary Course. The Seller shall conduct the Purchased Business only in the ordinary and normal course consistent with past practice and the Seller shall not, without the prior written consent of the Purchaser, enter into any transaction or refrain from doing any action which, if effected before the date of this Agreement, would constitute a breach of any representation, warranty, covenant or other obligation of the Seller contained herein, and the Seller shall not enter into any material supply arrangements relating to the Purchased Business or make any material decisions or enter into any material Contracts with respect to the Purchased Business without the consent of the Purchaser, which consent shall not be unreasonably withheld or delayed;

(b)	Customer Pricing and Billing. The Seller shall not (i) make any material changes to the prices, services or policies provided to the Subscribers and other customers and offered to potential Subscribers and customers as of the date hereof or (ii) make any material change to the method of billing or the credit terms made available to Subscribers and customers;

(c)	Maintain Assets. The Seller shall not license, sell, assign, transfer, dispose of, pledge, mortgage or grant a security interest or other Encumbrance on or over any Purchased Assets, other than sales of inventory to customers in the ordinary and normal course of the Purchased Business;

(d)	Write Downs. Except as what has been disclosed to the Purchaser, the Seller shall not write-down of the value of any inventory or write-off as uncollectible any accounts or notes receivable or any portion thereof relating to the Purchased Business;

(e)	Cancelling Debt. The Seller shall not cancel any debts or claims owing to, or amend, terminate or waive any rights of value to, the Purchased Business;

(f)	Accounting and Tax Practices. The Seller shall not make any material change in its financial accounting methods and practices, except as required by applicable Law or changes in GAAP, make any new Tax election or change or revoke any existing Tax election, amend any Tax Return, except as required by applicable Law, or settle or compromise any Tax Liability, provided, however, the Seller is permitted to make those changes, amendments, elections, settlements, or compromises which could not reasonably be expected to increase the Tax liability of the Purchaser with respect to the Purchased Assets or the Purchased Business for any taxable period (or portion thereof) beginning on or after the Closing Date;

(g)	Depreciation and Amortization Policies. The Seller shall not make any material change in its depreciation or amortization policies or rates;

(h)	Maintain Material Contracts. The Seller shall not breach, terminate, modify, waive any material right under or cancel or fail to renew, any Material Contract, including those described in the Schedules;

(i)	Enforce Contracts. The Seller shall observe and perform all of its obligations under all Material Contracts up to the Closing Time and, in the case of a material default by another party thereto, it shall forthwith advise the Purchaser of such default and shall, if requested by the Purchaser, enforce all of its rights under the applicable Contract in respect of such default;

(j)	Continue Insurance. The Seller shall continue to maintain in full force and effect all director and officer and policies of insurance or renewals thereof now in effect, shall take out, at the sole expense of the Purchaser, such additional insurance as may be reasonably requested by the Purchaser and shall give all notices and present all claims under all policies of insurance in a due and timely fashion;

(k)	Regulatory Consents. The Seller shall, at its sole expense, use commercially reasonable efforts to obtain, at or prior to the Closing Time, from all appropriate Governmental Authorities, the filings, notifications, Licenses, permits, certificates, registrations, consents and approvals described in Schedule 4.18(a);

(l)	Required Consents. The Seller shall, at its sole expense, use commercially reasonable efforts to obtain, at or prior to the Closing Time, the Required Consents;

(m)	CCSC Shareholders Approval. The Seller shall cause the shareholders meeting of CCSC to approve the transfer of the CCSC Shares from the Seller to the Purchaser prior to the Closing Time;

(n)	Preserve Goodwill. The Seller shall use commercially reasonable efforts to preserve intact the Purchased Business and Purchased Assets and to carry on the Purchased Business as currently conducted, and the Seller shall use commercially reasonable efforts to promote and preserve for the Purchaser the goodwill of suppliers, customers, Subscribers and others having business relations with the Seller;

(o)	Discharge Liabilities. The Seller shall pay and discharge liabilities of the Seller relating to the Purchased Business that are due and payable in accordance with the terms governing such liabilities, except those contested in good faith by the Seller;

(p)	Corporate Action. The Seller shall take or cause to be taken all necessary corporate action, steps and proceedings to approve or authorize validly and effectively the transfer all of the Purchased Assets at the Closing to the Purchaser and the execution and delivery of this Agreement and the other agreements and documents contemplated hereby and to cause all necessary meetings of directors and stockholders of the Seller to be held for such purpose; and

(q)	Best Efforts. Subject to the provisions of Section 6.9, the Seller shall use its reasonable best efforts to satisfy the conditions contained in Section 3.5.

6.6	Employees

(a)	At the Closing Time, the Purchaser and each of the Key Employees shall enter into the Key Employee Employment Agreements.

(b)	The Seller shall be responsible for and discharge all Severance Costs arising on or after the Closing Time in respect of the Key Employees who do not accept Key Employee Employment Agreements on or prior to the Closing.

(c)	Not later than thirty (30) days prior to the Closing Date, the Purchaser shall offer employment, effective from the Closing Time, in writing to all Employees (other than the Key Employees) that the Purchaser desires to retain, including any Employee who is absent because of vacation, family, medical, military, short- or long-term disability, or any other approved leave of absence (collectively, the “Offered Employees”), on terms and conditions of employment which are substantially comparable in the aggregate to those currently available to such Offered Employees. An Offered Employee who accepts the Purchaser’s offer of employment (each, a “Continuing Employee”) in writing shall, subject to the conditions set forth herein, become an employee of the Purchaser as of the Closing Time. Notwithstanding anything contained herein to the contrary, the Continuing Employees (other than the Key Employees) that are Employees of Seller as of the Closing shall be “employees at will” and nothing in this Section 6.6 shall limit the ability of the Purchaser to terminate the employment of any Continuing Employee (other than the Key Employees) that is an Employee of Seller as of the Closing or to revise or terminate any employee benefit plan, program or policy from time to time. The Purchaser acknowledges and agrees that the employment by Vecima of Continuing Employees that are Employees of a Subsidiary of the Seller shall be subject to compliance with Applicable Law in the jurisdictions in which such Continuing Employees are based, and the Purchaser shall bear any and all obligations and liabilities under such Applicable Law to the Continuing Employees of Subsidiaries of the Seller. The Purchaser shall bear any and all obligations and liability under the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2101 et seq., resulting from employment losses relating to the Purchased Business or Purchased Assets.

(d)	The Seller shall employ all of the Employees until the Closing Time, except for any Employees who prior to the Closing Time: (i) are terminated for cause; (ii) are terminated with the Purchaser’s consent, which consent shall not be unreasonably withheld; (iii) voluntarily resign; or (iv) retire. The Seller may continue to employ any Employee that is not a Continuing Employee after the Closing.

(e)	Subject to the provisions this Section 6.6(e), the Seller agrees that it shall remain responsible for and shall discharge all obligations and liabilities for, and agrees the Purchaser shall not assume any liability for or be responsible for, any matter arising out of, relating to or in connection with the Employees that are not Continuing Employees, whether prior to or after the Closing Time, including all wages, severance pay (contractual, statutory or at common law), termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims, including vacation pay accrual, including all legal fees and out-of-pocket expenses resulting from or arising directly or indirectly out of, in connection with, or pursuant to the termination of any Employee that is not a Continuing Employee (collectively, “Severance Costs”).

(f)	The Purchaser shall be responsible only for and discharge all Severance Costs arising on or after the Closing Time in respect of the Continuing Employees. Purchaser shall offer severance benefits for Continuing Employees which are comparable to those under Seller’s severance plan immediately prior to the Closing.

(g)	The Seller shall be responsible for and discharge all Severance Costs arising on or after the Closing Time in respect of the Offered Employees who are not Continuing Employees.

(h)	Purchaser shall indemnify Seller and hold Seller harmless from any severance or other costs related to Purchaser’s termination of employment of any Continuing Employee, and Purchaser shall, within ten (10) Business Days of Seller’s written request, reimburse Seller for such costs and expenses.

(i)	The Seller shall not attempt in any way to discourage any of the employees from accepting any offer of employment made by the Purchaser and shall not solicit the services of any of the Continuing Employees during the three year period following the Closing Date without the consent in writing of the Purchaser, which consent may be unreasonably withheld.

(j)	The Purchaser and the Seller intend that the Transaction should not result in a separation, termination or severance of employment of any Continuing Employee, and that each Continuing Employee shall have continuous employment immediately before and immediately after the Closing Time.

(k)	Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance or other welfare benefits (other than disability benefits) that are incurred before the Closing Date shall be the sole responsibility of the Seller and the Company Plans.

(l)	The Purchaser shall provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year commencing immediately prior to the Closing Date in satisfying any applicable co-payments, deductible or other out of pocket requirements under any welfare plans in which such employees are eligible to participate after the Closing Date for the plan year immediately following the Closing Date. Claims of Continuing Employees and their eligible beneficiaries and dependents for medical, dental, prescription drug, life insurance and other welfare benefits (other than disability benefits) that are incurred from and after the Closing Date shall be the sole responsibility of the Purchaser. For purposes of this paragraph, a medical/dental claim shall be considered incurred on the date when the medical/dental services are rendered or medical/dental supplies are provided, and not when the condition arose or when the course of treatment began.

(m)	Claims of individuals receiving long-term disability benefits under a Company Plan as of the Closing Date, and claims of individuals who are eligible for long-term disability benefits under a Company Plan where the circumstances giving rise to such claim occurred prior to the Closing Date, shall be the sole responsibility of the Seller. Except as provided in the preceding sentence, claims of Continuing Employees and their eligible beneficiaries and dependents for short-term or long-term disability benefits from and after the Closing Date shall be the sole responsibility of the Purchaser.

(n)	Purchaser shall provide each Continuing Employee credit for all service prior to the Closing Date to the same extent that such service was credited under the comparable Company Plan, under all employee benefit plans of the Purchaser for all purposes, including purposes of eligibility, vesting, benefit accrual and determination of level of benefits. Notwithstanding the foregoing, such service shall not be recognized to the extent that it results in the duplication of benefits.

(o)	Effective as of the Closing Date, the Purchaser shall credit each Continuing Employee with such employee’s unused vacation days accrued (including any vacation days purchased under the Seller’s or an Affiliate’s vacation buying plan, if any) by such employee with the applicable employer prior to the Closing Date in accordance with the personnel or similar policies applicable to such employees as of the Closing Date.

(p)	Effective as of the Closing Date, the Purchaser shall maintain or designate a defined contribution plan and related trust intended to be qualified under Sections 401(a), 401(k) and 501(a) of the Code (the “Purchaser’s 401(k) Plan”). Effective as of the Closing Date, the Continuing Employees shall cease participation in the Seller’s relevant defined contribution plan and the Purchaser shall permit the Continuing Employees to commence participation in the Purchaser’s 401(k) Plan and to elect a “direct rollover” of such Continuing Employees’ account balances (including promissory notes evidencing all outstanding loans) from the Seller’s relevant defined contribution plan.

(q)	Purchaser shall offer continuation coverage pursuant to COBRA to all individuals who are “M&A qualified beneficiaries” (as such term is defined in Q&A 4 of Treas. Reg. Section 54.4980B-9) as a result of the transaction contemplated by this Agreement and shall continue offering such coverage to such individuals for as long as such individuals are eligible to receive, and elect to receive, COBRA coverage. Purchaser shall provide the benefits, if any, required after the Closing Date pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA for any Continuing Employee with respect to whom a qualifying event under Code Section 4980B occurs after the Closing Date.

6.7	Employee Plans

The Seller shall remain responsible for, and agrees the Purchaser shall not assume any liability for or be responsible for, accrued wages, salaries and commissions of Employees or premiums or accrued benefits under any of the Employee Plans, Pension Plans or Statutory Plans, prior to the Closing Time.

6.8	Confidential Information

(a)	Each of the parties acknowledges having received Confidential Information belonging to the other party in the course of negotiating this Agreement. As used herein, the term “Confidential Information” includes any and all of the following information of the Seller or the Purchaser that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party or its Representatives (a “Disclosing Party”) to the other party or its Representatives (a “Receiving Party”):

(i)	all information that is a trade secret under applicable trade secret or other law;

(ii)	all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures;

(iii)	all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, Tax returns and accountants' materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party's documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

(iv)	all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

Information is not, however, “Confidential Information” if it (a) is or becomes generally available to the public other than as a result of a disclosure, in violation of this Agreement or Applicable Law, by the Receiving Party, its affiliates or any of their officers, directors, employees, agents, advisors, consultants, accountants, lawyers, auditors or representatives who have been informed of the Confidential Information (collectively, the “Representatives”), (b) was available to or known to the Receiving Party or its Representatives prior to disclosure by the Disclosing Party or its Representatives, (c) is or becomes available to the Receiving Party or its Representatives from a source other than the Disclosing Party or its Representatives; provided that the source of such information was not known by the Receiving Party or its Representatives to be prohibited from disclosing such information to the Receiving Party or its Representatives by a legal, contractual or fiduciary obligation, or (d) has otherwise been independently acquired or developed by the Receiving Party or its Representatives without violating any obligations under this Agreement or Applicable Law. Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other Applicable Law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information shall still be considered Confidential Information of that Disclosing Party to the extent included within the definition of that term.

(b)	Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information: (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Transaction; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any person, except in each case as otherwise expressly permitted by the terms of this Agreement, with the prior written consent of a Representative of the Disclosing Party, or if required by Applicable Law (provided that the Receiving Party (A) promptly notifies the Disclosing Party of the existence, terms and circumstances surrounding such a requirement (unless prohibited by Applicable Law) so that the Disclosing Party may seek a protective order or other appropriate remedy, or waive compliance with the provisions of this Agreement, and (B) if, in the absence of a protective order, such disclosure is required in the opinion of the Receiving Party's counsel, the Receiving Party may make such disclosure without liability under this Agreement, provided that the Receiving Party only furnishes that portion of the Confidential Information which is legally required, gives the Disclosing Party notice of the Confidential Information to be disclosed as far in advance of its disclosure as practicable (unless prohibited by Applicable Law), and, upon the Disclosing Party’s request and at the Disclosing Party’s expense, cooperates in any efforts by the Disclosing Party to ensure that confidential treatment shall be accorded to such disclosed information).

(c)	The Receiving Party shall disclose the Confidential Information of the Disclosing Party only to its Representatives who require such material for the purpose of evaluating the Transaction and are informed by the Receiving Party of the confidentiality obligations herein. Each Receiving Party shall: (i) enforce the terms of this Section 6.8 as to its Representatives; (ii) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Section 6.8; and (C) be responsible and liable for any breach herein of by its Representatives.

(d)	Unless and until this Agreement is terminated, the Seller shall maintain as confidential, in accordance with past practices, any Confidential Information of the Seller relating to any of the Purchased Assets, the Purchased Business and the Assumed Liabilities. Notwithstanding the preceding sentence, the Seller may use any Confidential Information of Seller before the Closing in the ordinary course of business in connection with the transactions permitted by Section 6.5.

(e)	From and after the Closing, the provisions of Section 6.8(a) above shall not apply to or restrict in any manner the Purchaser’s use of any Confidential Information of the Seller relating solely to the Purchased Assets, the Purchased Business or the Assumed Liabilities; provided, however, that the Purchaser shall not publicly disclose any Confidential Information relating to the Seller other than in connection with the operation of, and as necessary to operate, the Purchased Business, without the Seller’s prior written consent.

(f)	The parties shall consult with each other before issuing any press release or making any other public announcement with respect to this Agreement or the Transaction and, except as required by any Applicable Law and subject to Section 6.8(b), no party shall issue any such press release or make any such public announcement without the prior written consent of the other, which consent shall not be unreasonably withheld or delayed.

(g)	Prior to any public announcement of the Transaction pursuant to Section 6.8(f), neither party shall disclose this Agreement or any aspects of such transaction except to its board of directors, its senior management, the Offered Employees, its legal, accounting, financial or other professional advisors, any financial institution contacted by it with respect to any financing required in connection with such transaction and counsel to such institution, or as may be required by any Applicable Law or any Governmental Authority having jurisdiction.

6.9	Acquisition Proposals.

(a)	From the execution of this Agreement until the earlier to occur of (i) the date of the termination of this Agreement in accordance with its terms and (ii) the Closing Time, except as expressly permitted by Section 6.9(b), the Seller shall not, and shall cause its Affiliates and its and their respective directors, officers and employees not to, and the Seller shall use its reasonable best efforts to cause its and its Affiliates’ other Representatives not to, directly or indirectly, (A) solicit, initiate, knowingly encourage, or knowingly facilitate any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, or the making or consummation thereof, (B) other than to inform any Person of the existence of the provisions contained in this Section 6.9, enter into any discussions or negotiations regarding, or furnish to any Person any information in connection with, or enter into any Contract or other agreement or understanding with respect to, any Acquisition Proposal or any inquiry, expression of interest, proposal, offer or request for information that could reasonably be expected to lead to or result in an Acquisition Proposal, or (C) resolve or agree to do any of the foregoing. It is agreed that any violation of the restrictions set forth in this Section 6.9(a) by any Representative of the Seller or any of its Affiliates shall constitute a breach of this Section 6.9 by the Seller.

(b)	Notwithstanding the foregoing, at any time prior to obtaining the Seller Stockholder Approval, in response to a bona fide written Acquisition Proposal (which Acquisition Proposal was made after the date of this Agreement and did not result from a breach of Section 6.9(a)) that the Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes or could reasonably be expected to lead to a Superior Proposal, the Seller shall give the Purchaser written notice of such determination promptly after the Board makes such determination (and in no event later than forty-eight (48) hours after such determination) and, after the delivery of such written notice, the Seller and its Representatives may take any action that would otherwise be prohibited by Section 6.9(a); provided, however, that the Seller and Person making such Acquisition Proposal enter into a customary confidentiality agreement containing terms no less favorable to the disclosing party than those set forth in the Confidentiality Agreement (excluding any standstill agreement contained therein) (an “Acceptable Confidentiality Agreement”); provided, that all such information (to the extent that such information has not been previously provided or made available to the Purchaser) is provided or made available to the Purchaser substantially concurrently with the time it is provided or made available to such Person.

(c)	The Seller shall notify the Purchaser promptly (but in no event later than forty-eight (48) hours after receipt by the Seller or any of its Affiliates (or any of its or their Representatives) of any Acquisition Proposal, any inquiry that could be reasonably expected to lead to an Acquisition Proposal or of any request for information relating to the Seller or any of its Affiliates or for access to the business, properties, assets, books, or records of the Seller or any of its Affiliates by any Person that, to the knowledge of the Seller, may be considering making, or has made, an Acquisition Proposal, which notice shall be provided orally and in writing and shall provide the material terms and conditions of, any such Acquisition Proposal, indication, or request (including the identity of the Person making any such Acquisition Proposal, indication or request, and copies of any related documentation, including any related financing commitments). Thereafter, the Seller shall keep the Purchaser promptly informed in writing on a reasonably current basis of the status of, and any material changes to, the terms of any such Acquisition Proposal (including providing the Purchaser a notification in writing within forty-eight (48) hours following any determination by the Board pursuant to Section 6.9(b) or any material changes to the terms of any such Acquisition Proposal) and any discussions and negotiations concerning the material terms and conditions thereof.

(d)	Except as otherwise provided in Section 6.9(e) and Section 6.9(f), the Board (or any committee thereof) shall not (i) (w) withdraw or publicly propose to withdraw, or modify or qualify (or public propose to modify or qualify) in any manner adverse to Purchaser, the Board Recommendation, (x) fail to include the Board Recommendation in the Proxy

Statement, (y) if a tender offer or exchange offer that constitutes an Acquisition Proposal shall have been commenced by a person that is not affiliated with the Purchaser, fail to publish, send or give to its stockholders, pursuant to Rule 14e-2 under the 1934 Act, within the ten (10) Business Day period after such tender offer or exchange offer is first published, sent or given, or subsequently amended in any material respect or withdraw, a statement recommending that stockholders reject such tender offer or exchange offer and affirm the Board Recommendation, or (z) approve, adopt or recommend any Acquisition Proposal, or propose publicly to approve, adopt or recommend, any Acquisition Proposal (any action in this clause (i), an “Adverse Recommendation Change”), or (ii) approve, adopt or recommend, or propose publicly to approve, adopt or recommend, or allow the Seller or any of its Affiliates to execute or enter into any Contract or other agreement or understanding (written or oral, binding or non-binding, preliminary or definitive), other than an Acceptable Confidentiality Agreement to the extent expressly permitted by Section 6.9(b), with any Person constituting or relating to, or that is intended to or could reasonably be expected to lead to or result in, any Acquisition Proposal, or requiring, or reasonably expected to cause, the Seller to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with this Agreement, any of the Transactions, or requiring, or reasonably expected to cause, the Seller to fail to comply with this Agreement (any such document, agreement or arrangement, an “Alternative Acquisition Agreement”).

(e)	Notwithstanding anything to the contrary in this Agreement, if, at any time prior to obtaining the Seller Stockholder Approval, a written bona fide Acquisition Proposal that is first made after the date hereof and did not result from a breach of this Section 6.9 is made, and the Board concludes in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal and the failure to approve or recommend such Superior Proposal would be inconsistent with the Board’s fiduciary duties to the stockholders of the Seller under Applicable Law, the Board may make an Adverse Recommendation Change and/or the Seller may terminate this Agreement in accordance with this Section 6.9(e) and Section 3.7(e); provided, however, that the Seller shall not terminate this Agreement pursuant to this Section 6.9(e) or Section 3.7(e) unless the Seller (i) has complied with and not breached its obligations under this Section 6.9, including its obligations set forth in Section 6.9(f), (ii) pays, or causes to be paid, to the Purchaser the Termination Fee prior to or concurrently with such termination, and (iii) concurrently with such termination, enters into a definitive written Alternative Acquisition Agreement that documents all the terms and conditions of such Superior Proposal.

(f)	Notwithstanding anything to the contrary in this Agreement, and as permitted by Applicable Law and the Board’s fiduciary duties, the Board shall not make an Adverse Recommendation Change pursuant to Section 6.9(e) and the Seller shall not be entitled to terminate this Agreement pursuant to Section 6.9(e) or Section 3.7(e) unless (i) the Seller shall have provided the Purchaser at least five (5) Business Days’ prior written notice advising the Purchaser that it intends to take such action, which notice shall (A) state that the Seller has received a Superior Proposal, (B) specify the material terms and conditions of such Superior Proposal, including the identity of the Person making such Superior Proposal, and (C) enclose the most recent draft of any agreements intended to be entered into with the Person making or providing such Superior Proposal (or any Affiliate of such Person), (ii) if requested by the Purchaser, the Seller and its Representatives shall have negotiated in good faith during such five (5) Business Day period following delivery of such written notice with the Purchaser concerning any revisions to the terms of this Agreement and the Transaction Documents that the Purchaser proposes in response to such Superior Proposal and (iii) after complying with clauses (i) and (ii) of this Section 6.9(f), the Board shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that such Acquisition Proposal continues to constitute a Superior Proposal, after giving due consideration to any changes proposed to be made to this Agreement by the Purchaser in writing. The parties acknowledge and agree that, (A) if the Purchaser, within five (5) Business Days following its receipt of the written notice referred to in this Section 6.9(f), makes a proposal that, as determined in good faith by the Board (after consultation with its outside counsel and financial advisor), results in the applicable Acquisition Proposal no longer being a Superior Proposal, then the Board shall have no right to make an Adverse Recommendation Change pursuant to Section 6.9(e) and the Seller shall have no right to terminate this Agreement pursuant to Section 6.9(e) or Section 3.7(e) as a result of such Acquisition Proposal, and (B) any (i) material revisions to the financial terms or any other material terms of a Superior Proposal or (ii) revisions to the financial terms or any other material terms to an Acquisition Proposal that the Board had determined no longer constitutes a Superior Proposal, shall constitute a new Acquisition Proposal and shall in each case require the Seller to deliver to the Purchaser a new written notice pursuant to this Section 6.9(f) and a new five (5) Business Day period shall commence thereafter. The Board shall have no right to make an Adverse Recommendation Change pursuant to Section 6.9(e) and the Seller shall have no right to terminate this Agreement pursuant to Section 6.9(e) or Section 3.7(e) unless the Board has complied with the procedures set forth in Section 6.9(e) and this Section 6.9(f).

(g)	Nothing contained in this Section 6.9 shall prohibit the Seller or the Board from complying with its disclosure obligations under Applicable Law regarding an Acquisition Proposal, including (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the 1934 Act or (ii) making any “stop, look and listen” communication to the stockholders of the Seller pursuant to Rule 14d-9(f) under the 1934 Act; provided, however, that neither the Seller nor the Board may effect an Adverse Recommendation Change except in compliance with this Section 6.9.

(h)	Notwithstanding anything to the contrary contained in this Section 6.9 or elsewhere in this Agreement, the provisions of this Section 6.9 shall not apply to (i) any transaction relating to Seller’s businesses other than the Purchased Business and/or Seller’s assets other than the Purchased Assets, so long as clause (B) of the definition of Acquisition Proposal is not satisfied, or (ii) any transaction that is conditioned on the consummation of the Transaction, including, without limitation, any investment in or tender offer for Common Stock or other equity securities of Seller or any merger, consolidation, recapitalization or other business combination involving Seller or any of its Affiliates or any sale of assets of the Seller.

6.10	Seller Stockholder Approval; Proxy Statement

Without limiting the Seller’s obligations set forth in Section 6.5(p), the Seller shall cause a meeting of its stockholders (the “Seller Stockholder Meeting”) to be duly called and held as soon as reasonably practicable following the date hereof for the purpose of voting on the approval of this Agreement and the Transaction. Subject to Section 6.9, the Board shall recommend approval of this Agreement and the Sale of the Purchased Assets by the Seller’s stockholders. In connection with such meeting, the Seller shall (i) promptly prepare and file with the SEC, use its reasonable best efforts to have cleared by the SEC and thereafter mail to its stockholders as promptly as practicable, the Proxy Statement and all other proxy materials for such meeting, (ii) use its reasonable best efforts to obtain the Seller Stockholder Approval, and (iii) otherwise use its reasonable best efforts to comply with all legal requirements applicable to such meeting. The Proxy Statement shall not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. The covenant contained in the foregoing sentence shall not apply to statements or omissions included in the Proxy Statement based upon information furnished to the Seller by the Purchaser specifically for use therein.

6.11	Stockholder Litigation

Each of the parties shall, as promptly as reasonably practicable following its being notified of the same, notify the other party in writing of, and shall give the other party the opportunity to participate in the defense and settlement of, any action, lawsuit or proceeding against such party or its directors, executive officers, or similar persons by any stockholder of such party relating, directly or indirectly, to this Agreement or the Transaction (the “Stockholder Litigation”). Notwithstanding anything to the contrary, neither party shall communicate with any opposing party in any Stockholder Litigation regarding any settlement thereof without either (a) consulting with the other party in advance of such communication, taking into account in good faith the other party’s views as to acceptable settlement terms and promptly informing the other party of the contents of such communication or (b) allowing the other party’s counsel to participate reasonably in such communication. Neither party shall settle any Stockholder Litigation without the prior written consent of the other party (which shall not be unreasonably withheld, conditioned, or delayed).

6.12	Taxes

(a)	Purchaser shall prepare and file (or cause to be prepared and filed) all Tax Returns related to the Purchased Assets for any Tax period commencing on or prior to the day before the Closing Date and ending on or after the Closing Date (a “Straddle Period”). All real property Taxes, personal property Taxes and similar ad valorem obligations and other Taxes imposed on a periodic basis levied with respect to the Purchased Assets for any Straddle Period shall be pro-rated between Purchaser and Seller, and Seller shall be responsible for the portion of such Taxes that relates to the Tax period ending on the day before the Closing Date. For purposes of this Section 6.12 and Article 8, the portion of such Taxes that relates to the Tax period ending on the day before the Closing Date shall be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the day before the Closing Date and the denominator of which is the number of days in the entire Tax period.

(b)	Each party shall, and each party shall cause its applicable Affiliates to, cooperate in all reasonable respects with respect to Tax matters and provide one another with such information as is reasonably requested to enable the requesting party to complete and file all Tax Returns it may be required to file (or cause to be filed) with respect to the Purchased Assets or the Purchased Business, to respond to Tax audits, inquiries or other Tax proceedings and to otherwise satisfy Tax requirements.

(c)	Notwithstanding anything to the contrary, to the extent that the Purchaser or any of its Affiliates receives any Tax refund (or Tax credit in lieu of a refund) relating to the Purchased Assets and attributable to a Pre-Closing Tax Period, the Purchaser shall pay such amount to Seller to the extent such amount is not taken into account in the calculation of Final Closing Date Net Working Capital. Purchaser shall forward, and shall cause its Affiliates to forward, to the Seller the amount of such refund within 30 days after such refund is received, net any reasonable costs or expenses incurred by Purchaser or its Affiliates in procuring such refund. If any such Tax refund (or Tax credit in lieu of a refund) for which Seller received payment pursuant to this Section 6.12(c) is subsequently disallowed by a Governmental Authority, Seller shall return such disallowed amount, including any interest and penalties, to the Purchaser.

(d)	Any Tax audit or other Tax proceeding shall be deemed to be a Third Party Claim subject to the procedures set forth in Sections 8.5 and 8.6 of this Agreement.

(e)	Seller and Purchaser agree to comply with the “Alternate Procedure” described in Section 5 of Revenue Procedure 2004-53, 2004-34 I.R.B. 320.

(f)	Notwithstanding anything herein to the contrary, and to the extent permitted by applicable Law, Purchaser may, in its sole discretion, make or cause to be made an election under Section 338(g) of the Code in connection with the transfer of the CCSC Shares.

6.13	Non-Transferrable Assets

(a)	Notwithstanding anything to the contrary set forth in this Agreement or in any of the Transaction Documents, nothing contained in this Agreement or in any of the Transaction Documents shall be construed as, or constitute, an attempt, agreement or other undertaking to transfer or assign to the Purchaser any asset, property or right that would otherwise constitute a Purchased Asset, but that by its terms is not transferable or assignable to the Purchaser pursuant to this Agreement without any required consent, waiver, approval, authorization, qualification or other order of any Governmental Authorities or other Persons. If such consent, waiver, approval, authorization, qualification or other order is not obtained prior to the Closing, then such asset, property or right shall, subject to the terms of this Agreement, not be assigned or transferred to Purchaser at the Closing (each, a “Non-Transferable Asset”).

(b)	From and after the Closing and, with respect to each Non-Transferable Asset, Seller, on the one hand, and Purchaser on the other, shall use their reasonable efforts to obtain the consent, waiver, approval, authorization, qualification or order to any such Non- Transferable Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Purchaser as Purchaser may request. Without limiting the foregoing, until the earlier to occur of such time as such Non-Transferable Asset shall be properly and lawfully transferred or assigned to the Purchaser, the Seller shall exercise its commercially reasonable efforts to cooperate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Transferable Assets to the Purchaser as if such Non-Transferable Assets were Purchased Assets transferred to the Purchaser at the Closing and, if the Seller provides such rights and benefits, the Purchaser shall assume all obligations and burdens thereunder (to the extent the same would have otherwise been an Assumed Liability), including by way of subcontracting, sub-licensing, or sub-leasing to the Purchaser. The Seller shall promptly pay to Purchaser any monies received by any Seller from and after the Closing under such Non- Transferable Assets or any benefit arising thereunder, except to the extent the same represents an Excluded Asset. Promptly upon receipt of such consent, waiver, approval, authorization, qualification or other order necessary to render a Non-Transferable Asset a Purchased Asset, the Seller shall transfer and assign a Non-Transferable Asset (which would, at such point, become a Purchased Asset) and such rights therein to the Purchaser without the payment by the Purchaser of any additional consideration. To the extent any Non-Transferable Asset or the rights thereunder may not be assigned to the Purchaser by reason of the absence of any such consent, waiver, approval, authorization, qualification or other order and provided only to the extent no portion of the economic claims, rights or benefits under such asset are received by the Purchaser, the Purchaser shall not assume any Assumed Liabilities to the extent based upon, arising out of, with respect to or by reason of such Non-Transferable Asset.

6.14	Waiver of Bulk Sales Requirements

Each of the parties waives compliance with any applicable bulk sales laws, including, without limitation, article 6 of the Uniform Commercial Code provisions.

ARTICLE 7

SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES

7.1	Survival of Covenants, Representations and Warranties

All representations, warranties, covenants and agreements made by the parties in this Agreement or in any certificates or documents delivered pursuant to or contemplated by this Agreement shall survive the Closing and shall continue in full force and effect as follows:

(a)	the representations and warranties set out in Article 4 and in Article 5 (other than those set out in Sections 4.1, 4.5, 4.6, 4.7, 4.9, 4.17, 4.22, 4.24 and 5.1) and the updating of such representations and warranties accomplished by the certificates to be delivered pursuant to Sections 3.5(a) and 3.6(a) shall survive the Closing and terminate on the date that is eighteen (18) months following the Closing Date;

(b)	the representations and warranties in Sections 4.1, 4.5, 4.6, 4.7, 4.9, 4.17, 4.24 and 5.1 (as they may be updated pursuant to Sections 3.5(a) and 3.6(a)) shall survive the Closing and terminate on the date that is five (5) years following the Closing Date;

(c)	the representations and warranties in Section 4.22, as updated pursuant to Section 3.5(a), shall survive the Closing and terminate on the date that is seven (7) years following the Closing Date; and

(d)	all covenants and other agreements of the parties contained in this Agreement shall survive the Closing indefinitely, unless a covenant, by its terms, ends on a specified date.

ARTICLE 8

INDEMNIFICATION

8.1	Indemnification by the Seller

Subject to the provisions of this Article 8, the Seller agrees to indemnify and save harmless the Purchaser from all Losses suffered or incurred by the Purchaser as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by the Seller of or any inaccuracy of any representation or warranty of the Seller contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(b)	any breach or non-performance by the Seller or any of its Subsidiaries of any covenant to be performed by it which is contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto; and

(c)	any liabilities of the Seller or any of its Subsidiaries other than the Assumed Liabilities, including the Excluded Liabilities;

provided, however, that the Seller shall not be required to indemnify or save harmless any Purchaser pursuant to paragraph 8.1(a) above unless such Purchaser shall have provided notice to the Seller in accordance with Section 8.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 7.1.

8.2	Indemnification by the Purchaser

Subject to the provisions of this Article 8, the Purchaser agrees to indemnify and save harmless the Seller from all Losses suffered or incurred by the Seller as a result of or arising directly or indirectly out of or in connection with:

(a)	any breach by the Purchaser of or any inaccuracy of any representation or warranty of the Purchaser contained in this Agreement or in any agreement, instrument, certificate or other document delivered pursuant hereto;

(b)	any breach or non-performance by the Purchaser of any covenant to be performed by it contained in this Agreement or in any agreement, certificate or other document delivered pursuant hereto;

(c)	the Assumed Liabilities or any other Losses sustained by the Seller as a result of any claim by a third party arising out of or attributable to the operation of the Purchased Business after the Closing (unless resulting from any inaccuracy of a Seller representation and warranty hereunder or a breach by Seller of any of its obligations hereunder);

(d)	any incremental Taxes incurred by Seller as a result of the Purchaser making an election under Section 338(g) of the Code in connection with the transfer of the CCSC Shares, determined on a with and without basis; and

(e)	any Transfer Taxes that Purchaser is obligated to pay as set forth in Section 2.8;

provided, however, that the Purchaser shall not be required to indemnify or save harmless the Seller pursuant to paragraph 8.1(a) above unless the Seller shall have provided notice to the Purchaser in accordance with Section 8.3 on or prior to the expiration of the applicable time period related to such representation and warranty as set out in Section 7.1.

8.3	Notice of Claim

In the event that a party (the “Indemnified Party”) shall become aware of any claim, proceeding or other matter (a “Claim”) in respect of which the other party (the “Indemnifying Party”) agreed to indemnify the Indemnified Party pursuant to this Agreement, the Indemnified Party shall promptly give written notice thereof to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a person against the Indemnified Party (a “Third Party Claim”) or whether the Claim does not so arise (a “Direct Claim”), and shall also specify with reasonable particularity (to the extent that the information is available):

(a)	the factual basis for the Claim; and

(b)	the amount of the Claim, if known.

If, through the fault of the Indemnified Party, the Indemnifying Party does not receive notice of any Claim in time to contest effectively the determination of any Liability susceptible of being contested, the Indemnifying Party shall be entitled to set off against the amount claimed by the Indemnified Party the amount of any Losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

8.4	Direct Claims

With respect to any Direct Claim, following receipt of notice from the Indemnified Party of the Claim, the Indemnifying Party shall have thirty (30) days to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If the parties agree at or prior to the expiration of such thirty (30) day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, (i) if the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to binding arbitration in such manner as the parties may agree or shall be determined by a court of competent jurisdiction.

8.5	Third Party Claims

With respect to any Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of the Claim and, in such event, the Indemnifying Party shall reimburse the Indemnified Party for all the Indemnified Party’s out-of-pocket expenses as a result of such participation or assumption. If the Indemnifying Party elects to assume such control, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf; provided, however, that the fees and disbursements of such counsel shall be paid by the Indemnified Party. If the Indemnifying Party, having elected to assume such control, thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such control, and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim. If any Third Party Claim is of a nature such that (i) the Indemnified Party is required by Applicable Law, or (ii) it is necessary in the reasonable view of the Indemnified Party acting in good faith and in a commercially reasonable manner in respect of (A) a Third Party Claim by a customer relating to products or services supplied by Seller in respect of the Purchased Business or the Purchased Assets prior to the Closing Time or (B) a Third Party Claim relating to any Contract which is necessary to the ongoing operations of Seller in respect of the Purchased Business or the Purchased Assets or any material part thereof by a reasonable and prudent operator in substantially the manner in which it has heretofore operated by Seller, in order to avoid material damage to the relationship between the Indemnified Party and any of its major customers or to preserve the rights of the Indemnified Party under such an essential Contract, to make a payment to any person (a “Third Party”) with respect to the Third Party Claim before the completion of settlement negotiations or related legal proceedings, as the case may be, the Indemnified Party may make such payment and the Indemnifying Party shall, forthwith after demand by the Indemnified Party, reimburse the Indemnified Party for such payment. If the amount of any liability of the Indemnified Party under the Third Party Claim in respect of which such payment was made, as finally determined, is less than the amount which was paid by the Indemnifying Party to the Indemnified Party, the

Indemnified Party shall, forthwith after receipt of the difference from the Third Party, pay the amount of such difference to the Indemnifying Party. If such payment, by resulting in settlement of the Third Party Claim, precludes a final determination of the merits of the Third Party Claim and the Indemnified Party and the Indemnifying Party are unable to agree whether such payment was reasonable in the circumstances having regard to the amount and merits of the Third Party Claim, such dispute shall be submitted to arbitration pursuant to JAMS.

8.6	Settlement of Third Party Claims

If the Indemnifying Party fails to assume control of the defense of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defense of any Third Party Claim, neither the Indemnifying Party nor the Indemnified Party shall settle any Third Party Claim without the written consent of the other party, which consent shall not be unreasonably withheld or delayed.

8.7	Cooperation

The Indemnified Party and the Indemnifying Party shall cooperate fully and in good faith with each other with respect to Third Party Claims, and shall keep each other fully advised with respect thereto (including supplying copies of all relevant documentation promptly as it becomes available).

8.8	Exclusive Remedy

The provisions of this Article 8 shall apply to any Claim for breach of any covenant, representation, warranty or other provision of this Agreement or any agreement, certificate or other document delivered pursuant to this Agreement (other than a claim for specific performance or injunctive relief) with the intent that all such Claims shall be subject to the limitations and other provisions contained in this Article 8. The parties acknowledge that the failure to comply with a covenant or obligation contained in this Agreement may give rise to irreparable injury to a party inadequately compensable in damages. Accordingly, a party may seek to enforce the performance of this Agreement by injunction or specific performance upon application to a court of competent jurisdiction without proof of actual damage (and without requirement of posting a bond or other security). Each of the Purchaser and the Seller expressly waives and renounces any other remedies whatsoever, whether at law or in equity, which it would otherwise be entitled to as against any other Party.

8.9	Taxes

The parties acknowledge and agree that any indemnification payments made in accordance with this Article 8 shall be treated for all Tax purposes as an adjustment to the Purchase Price, unless otherwise required by Applicable Law.

8.10	Disbursements from Escrow

(a)	The parties agree that, until all amounts are paid from the Escrow, any payment to be made on account of a Claim pursuant to this Article 8 shall be made from the Escrow Amount and that neither party shall be required to make a direct payment on account of a Claim until all funds contained in the Escrow have been distributed.

(b)	On the Escrow Release Date (or if such day is not a Business Day, on the first Business Day thereafter), the Seller and the Purchaser, in accordance with the terms of the Escrow Agreement, shall jointly instruct the Escrow Agent to pay to the Seller the excess of the amounts then available in the Escrow minus the amount of any Claims finalized but not yet paid minus the Purchaser’s reasonable and good faith estimate of any Losses that are subject to a pending Claim (as mutually agreed by the Seller acting reasonably and in good faith) or in dispute and remain unresolved (the “Release Amount”). Upon receipt of any such notice, the Escrow Agent shall disburse the Release Amount promptly and in any event within three (3) Business Days of the delivery of such notice.

(c)	If the amounts remaining in the Escrow have not been fully disbursed in accordance with Section 8.10(a), then the Escrow Agent shall hold the funds in escrow until the Escrow Agent receives: (i) an order, judgment or decree of a court which has taken jurisdiction relating to the amounts remaining in the Escrow directing the disbursement of such amounts; (ii) written directions signed by the Seller to disburse all of the remaining Escrows to Purchaser; (iii) written directions signed by Purchaser to disburse all of the remaining Escrow to the Seller; or (iv) written directions signed by both the Seller and Purchaser specifying how the amounts remaining in the Escrow are to be disbursed. If disbursement is to be made in accordance with Section 8.10(c) (i), (ii) or (iii) above, the Escrow Agent shall provide the Seller and Purchaser with written notice of its intent to distribute not less than ten (10) days prior to disbursing the Escrow Amount. If either party objects, the Escrow Agent shall continue to hold the Escrow Amount in accordance with the Escrow Agreement.

8.11	Limitations

(a)	No amount shall be payable to the Purchaser or the Seller in satisfaction of claims for indemnification pursuant to Section 8.1 or Section 8.2 unless and until the aggregate amount of all Losses arising therefrom exceeds $100,000 (the “Threshold”); provided, however, that (i) once the Threshold has been reached, the respective Indemnified Party may make claims for indemnification and may receive amounts for all Losses (including the amount of the Threshold), (ii) the Threshold shall not apply with respect to any Losses resulting from, arising out of or relating to fraud or willful misconduct, and (C) no Losses resulting from a breach fraud or willful misconduct shall count towards satisfaction of the Threshold.

(b)	The aggregate liability of the Seller for indemnification, and the aggregate amount of all payments required to be made by the Seller in satisfaction of claims for indemnification, under this Agreement, shall not exceed five percent (5%) of the Purchase Price (the “Cap”). The Cap shall not apply to any Losses based upon, arising out of, with respect to, or by reason of, fraud or willful misconduct. The attainment of the Cap shall be computed without considering Losses based upon, arising out of, with respect to, or by reason of, fraud or willful misconduct.

(c)	The amount of any Losses for which an Indemnified Party is entitled to indemnity under this Article 8 shall be reduced by (i) the amount of insurance proceeds realized by the Indemnified Party or its Affiliates with respect to such Losses and (ii) the amount of any Tax benefit actually recognized in cash by the Indemnified Party or its Affiliates in the same Tax year in which the applicable Losses were incurred or in the following Tax year.

(d)	Each Indemnified Party shall take all commercially reasonable steps to mitigate any indemnifiable Loss. In the event the Indemnified Party shall fail to take, or cause to be taken, such commercially reasonable steps, then notwithstanding anything in this Agreement to the contrary, the Indemnifying Party shall not be required to indemnify the Indemnified Party for that portion of Losses that would reasonably have been expected to have been avoided if the Indemnified Party had taken, or caused to be taken, such commercially reasonable steps.

(e)	Notwithstanding anything to the contrary contained herein, no Indemnified Party shall be entitled to any Claim arising from an alleged breach of any representation, warranty, covenant or obligation of the Indemnifying Party if the Indemnified Party has knowledge of the facts or circumstances giving rise to such alleged breach on the Closing Date.

8.12	Survival of Indemnities

The provisions of this Article 8 shall survive the Closing and the completion of the Transaction.

ARTICLE 9

MISCELLANEOUS

9.1	Notices

(a)	Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, transmitted by fax or e-mail or similar means of recorded electronic communication, or sent by registered mail, charges prepaid, or internationally recognized overnight courier service, addressed as follows:

(i)	if to the Purchaser, addressed as follows:

Vecima Networks Inc.

771 Vanalman Avenue

Victoria, British Columbia V8Z 3B8

Canada

Attention: Peter Torn, General Counsel and Corporate Secretary

Email: peter.torn@vecima.com

Fax: 1-250-881-1974

(ii)	if to the Seller, addressed as follows:

Concurrent Computer Corporation.

4375 River Green Parkway Ste 100

Duluth, GA, 30096

USA

Attention: Heather Asher, Senior Counsel; Warren Sutherland, Chief Financial Officer

Email: heather.asher@ccur.com; warren.sutherland@ccur.com

Fax: 1-678-258-4300

with a copy (which shall not constitute service) to:

Andrews Kurth Kenyon LLP

450 Lexington Avenue, 15th Floor

New York, NY 10017

Attention: Paul N. Silverstein, Esq.

Email: paulsilverstein@andrewskurth.com

Fax: 1-212-850-2929

(b)	Any such notice or other communication shall be deemed to have been given and received on the day on which it was delivered or transmitted (or, if such day is not a Business Day or if delivery or transmission is made on a Business Day after 5:00 p.m. at the place of receipt, then on the next following Business Day) or, if mailed, on the second (2nd) Business Day following the date of mailing; provided, however, that if at the time of mailing or within two (2) Business Days thereafter there is or occurs a labor dispute or other event which might reasonably be expected to disrupt the delivery of documents by mail, any notice or other communication hereunder shall be delivered or transmitted by means of recorded electronic communication as aforesaid.

(c)	Any party may at any time change its address for service from time to time by giving notice to the other parties in accordance with this Section 9.1.

9.2	Amendments and Waivers

No amendment or waiver of any provision of this Agreement shall be binding on or against a party unless consented to in writing by such party. No waiver of any provision of this Agreement shall constitute a waiver of any other provision, nor shall any waiver of any provision of this Agreement constitute a continuing waiver unless otherwise expressly provided.

9.3	Assignment

(a)	No party may assign any of its rights or benefits under this Agreement, or delegate any of its duties or obligations, except with the prior written consent of the other parties.

(b)	Notwithstanding the foregoing, the Purchaser may assign all of its rights, benefits, duties and obligations under this Agreement in whole or in part, without the consent of the other parties, to any Affiliate of the Purchaser, whereupon the assignee shall be liable for all of the obligations of the Purchaser under this Agreement; provided, however, that any such assignment shall not relieve the Purchaser from any of its obligations hereunder.

9.4	Successors and Assigns

This Agreement shall inure to the benefit of and shall be binding on and enforceable by and against the parties and, where the context so permits, their respective successors and permitted assigns.

9.5	Expenses; Commissions

Except as otherwise provided for herein, each party shall pay for its own costs and expenses incurred in connection with the negotiation, preparation, and execution of this Agreement and the Transaction Documents and performance of the Transactions, including the fees and expenses of legal counsel, financial advisors, accountants and other professional advisors.

9.6	Further Assurances

Each of the parties hereto shall, at all times after the date hereof and upon any reasonable request of the other party, promptly do, execute, deliver or cause to be done, executed and delivered, all further acts, documents and things as may be required or necessary for the purposes of giving effect to this Agreement, including such other instruments of sale, transfer, conveyance, assignment, confirmation, certificates and other instruments as may be reasonably requested in order to more effectively transfer, convey and assign the Purchased Business, the Purchased Assets, and the Assumed Liabilities and to effectuate the Transactions.

9.7	Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed and delivered in any number of counterparts, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall together constitute one and the same original document.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Asset Purchase Agreement has been executed by the parties as of the date first above written.

VECIMA NETWORKS INC.

By:

Name:

Title:

CONCURRENT COMPUTER CORPORATION

By:

Name:

Title:

Exhibit A

Escrow Agreement

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Agreement”), is made and entered into as of this day of , 20 , by and among VECIMA NETWORKS INC., a corporation existing under the laws of Canada (the “Purchaser”), CONCURRENT COMPUTER CORPORATION, a Delaware corporation (the “Seller”), and SUNTRUST BANK, a Georgia banking corporation, as escrow agent (the “Escrow Agent”). The Purchaser, the Seller and the Escrow Agent are each referred to herein as a “Party” and collectively as the “Parties.”

BACKGROUND

A.                Purchaser and Seller have entered into that certain Asset Purchase Agreement dated as of October 13, 2017 (the “Purchase Agreement”), pursuant to which, among other things, the Seller has sold to the Purchaser, and the Purchaser has purchased from the Seller, all of the Purchased Assets (as defined in the Purchase Agreement).

B.                 The Purchaser and the Seller have agreed to establish an escrow fund pursuant to the Purchase Agreement, providing for the delivery on the Closing Date to the Escrow Agent of the sum of One Million Four Hundred Fifty Thousand Dollars ($1,450,000) (the “Escrow Amount”).

C.   The Escrow Agent is willing to act as escrow agent for the Escrow Fund (as defined below) under this Agreement.

AGREEMENT

In consideration of the premises and the mutual promises and agreements contained herein, the Parties, intending to be legally bound, hereby agree as follows:

1.                  Definitions. Capitalized terms used but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

2.                  The Escrow Agent Appointment. The Purchaser and the Seller hereby appoint and designate SUNTRUST BANK as the Escrow Agent, to receive, hold, and distribute the Escrow Fund (as hereinafter defined) in accordance with the terms of this Agreement. The Escrow Agent hereby accepts its appointment as the escrow agent and agrees to hold, administer, invest, and disburse the Escrow Fund (as defined below) in accordance with the terms hereof.

3.                  Escrow Fund. Simultaneously with the execution of this Agreement, the Purchaser has delivered to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount (such sum, as adjusted from time to time pursuant to the terms hereof, together with any interest or other income earned thereon, being referred to collectively herein as the “Escrow Fund”).

3.1.            Investment of Escrow Fund. Unless otherwise instructed in joint written instructions signed by the Purchaser and the Seller, the Escrow Agent shall invest all funds held

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pursuant to this Agreement in accordance with the Investment Selection Instructions set forth as Exhibit 3.1 hereto. Except in the event of fraud, gross negligence or intentional misconduct, none of the Seller, the Purchaser or the Escrow Agent shall have any liability for any loss or deprecation resulting from investments made in accordance with the provisions of this Agreement or for any costs in connection with any such investment. All income from such invested cash shall be held and disbursed by the Escrow Agent as part of the Escrow Fund. The Escrow Agent is hereby authorized to execute purchases and sales of investments through the facilities of its own trading or capital markets operations or those of any affiliated entity. The Escrow Agent is authorized and directed to sell or redeem any investments as it deems necessary to make any payments or distributions required under this Agreement.

3.2.            Disbursement of the Escrow Fund. The Escrow Fund shall secure the obligations with respect to all amounts payable to the Purchaser pursuant to Article 8 of the Purchase Agreement. The foregoing obligations being secured by the Escrow Fund shall hereinafter be referred to, individually, as an “Escrow Claim” and, collectively, as “Escrow Claims.” Escrow Claims against the Escrow Fund may be made by the Purchaser, on its own behalf or on behalf of any other Purchaser Indemnitee at any time on or prior to 11:59 p.m. Eastern on [ ] (the “Release Date”) (i.e., the date that is twelve (12) months following the Closing Date (as defined in the Purchase Agreement)). The Purchaser shall promptly notify the Seller and the Escrow Agent concurrently in writing (such that such notice is sent to the Seller and the Escrow Agent on the same day) of the assertion of any claim for indemnity under Section 8.1 of the Purchase Agreement to the extent Purchaser intends to seek recovery of all or any portion of such claim against the Escrow Fund (“Escrow Notice”), which Escrow Notice shall, to the extent known at such time, (i) describe the Escrow Claim and the basis for such claim in reasonable detail and (ii) contain a reasonable, good faith estimate of the amount of such Escrow Claim. Failure of the Purchaser to exercise promptness in such notification shall not amount to a waiver of such Escrow Claim, except to the extent the Seller clearly demonstrates that the defense of any third party suit, action or proceeding subject to such Escrow Notice are materially prejudiced by such failure. This Agreement shall not change or modify in any way the events or circumstances which give rise to the obligation of the Seller to make any payments pursuant to the Purchase Agreement, but shall solely provide the Purchaser security therefor. The Escrow Agent shall disburse the amounts from time to time on deposit in the Escrow Fund as follows:

(a)                with respect to an Escrow Claim for indemnity under Section 8.10 of the Purchase Agreement,

(i)                   the Escrow Claim shall be paid not more than one (1) Business Day after receipt by the Escrow Agent of instructions contained in a joint written consent or agreement of the Seller and the Purchaser to the payment of such Escrow Claim, specifying the amount thereof and containing instructions for payment; or

(ii)               the Escrow Claim shall be paid not more than two (2) Business Days after receipt by the Escrow Agent of instructions contained in a “Final Decision” (as defined below) with respect to such Escrow

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Claim, specifying the amount thereof and containing instructions for payment.

For the avoidance of doubt, except for funds to be released to the Seller pursuant to Section 8.10(b), no Escrow Funds shall be released from the Escrow Account without either a joint written consent or agreement of the Seller and the Purchaser or a Final Decision.

(b)                 As soon as practicable following (and in any event, within one (1) Business Day after) the Release Date, the Escrow Agent shall automatically distribute to the Seller, or its designees, an amount, if greater than zero, equal to

(i) the balance of the Escrow Fund less (ii) the amount of all Escrow Claims with respect to which the Escrow Agent has received an Escrow Notice on or prior to the Release Date but which remain unresolved as of such date and/or unsatisfied amount(s) owed to the Purchaser from the Escrow Fund as of such date.

Notwithstanding the foregoing, if any Escrow Claims have been asserted in writing (and furnished to the Escrow Agent) by the Purchaser on or prior to the Release Date and remain unresolved on the Release Date, the escrow shall continue until the resolution of such Escrow Claims pursuant to the terms of the Purchase Agreement, and during such continuance, the Escrow Agent shall continue to hold the Escrow Fund up to the amount of the outstanding and unresolved Escrow Claims pursuant to the terms of the Purchase Agreement. Upon resolution of each Escrow Claim pending as of the Release Date and the payment of all amounts payable to the Purchaser or any Purchaser Indemnified Party pursuant to Article 8, the Escrow Agent shall distribute to the Seller, or its designee, the balance, if any, of the Escrow Fund.

“Final Decision” means a written settlement signed jointly by the Seller and the Purchaser with respect to any amount in the Escrow Fund, or a written judgment by a court of competent jurisdiction with respect to any amount in the Escrow Fund delivered by the Seller or the Purchaser to the Escrow Agent and accompanied by a written opinion from legal counsel for such Party to the effect that such judgment is from a court of competent jurisdiction and is final and not subject to further proceedings or appeal and a written instruction from such Party to the Escrow Agent to effectuate such judgment. The Escrow Agent may rely on the joint written consent or agreement of Seller and the Purchaser with respect to a Final Decision and the Escrow Agent shall have no responsibility to make any determination as to whether such judgment is from a court of competent jurisdiction or is a final judgment or whether any such Final Decision complies with the Purchase Agreement.

(d) Termination of Escrow Fund. The escrow provided for hereunder shall terminate upon the final disbursement of the Escrow Fund pursuant to the terms of this Agreement.

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4.	Escrow Agent.

4.1              Duties. In performing its duties under this Agreement or upon the claimed failure to perform its duties hereunder, the Escrow Agent shall have no liability with respect to any damages, losses or expenses except to the extent such damages, losses or expenses have been finally adjudicated by a court of competent jurisdiction to have resulted from, or have arisen from, the Escrow Agent’s willful misconduct or gross negligence. The Escrow Agent shall not be responsible or liable for the failure of any Party to perform in accordance with this Agreement. The Escrow Agent’s sole responsibility shall be for the safekeeping and disbursement of the Escrow Fund in accordance with the terms of this Agreement. The Escrow Agent shall have no implied duties or obligations and shall not be charged with knowledge or notice of any fact or circumstance not specifically set forth herein. No provision of this Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall be entitled to rely upon and shall be protected in acting upon any request, instruction, statement or other instrument, not only as to its due execution, validity and effectiveness, but also as to the truth and accuracy of any information contained therein, which the Escrow Agent shall in good faith believe to be genuine, to have been signed or presented by the person or parties purporting to sign the same and to conform to the provisions of this Agreement. In no event shall the Escrow Agent be liable hereunder for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action. The Escrow Agent shall not be obligated to take any legal action or to commence any proceeding in connection with the Escrow Fund, any account in which the Escrow Fund is deposited, or this Agreement, or to appear in, prosecute or defend any such legal action or proceedings. The Escrow Agent may consult legal counsel selected by it in the event of any dispute or question as to the construction of any of the provisions hereof or of any other agreement or of its duties hereunder, and shall incur no liability (not resulting from its fraud, gross negligence or willful misconduct) and shall be fully protected from any liability whatsoever in acting in accordance with the advice, opinion or instruction of such counsel. The Purchaser and the Seller shall be jointly and severally liable for, and shall promptly pay, upon demand, the reasonable and documented fees and expenses of any such legal counsel. The Escrow Agent shall have no liability (not resulting from its fraud, gross negligence or willful misconduct) with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided to the Escrow Agent in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary herein provided, the Escrow Agent shall in no event be deemed to be a collateral agent or agent for any pledgee or purported pledgee of property held under this Agreement. The Escrow Agent makes no representation concerning whether or not any security interest exists with respect to any property held under the terms of this Agreement and the Escrow Agent shall have no duty or obligation with respect to the creation, perfection or continuation of any such security interest, it being understood and agreed that the duties of the Escrow Agent with respect to any property held pursuant to this Agreement are limited and confined exclusively to the duties and responsibilities expressly set forth herein. This Agreement shall not be deemed or construed to be a security agreement or to grant a security interest in any property held in escrow hereunder. The Escrow Agent shall not be required to take notice of or

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have any obligations or responsibilities in connection with the Purchase Agreement, the transactions contemplated thereby or any other agreement between any other parties to the Purchase Agreement, other than this Agreement.

4.2Indemnification.

(a)                From and at all times after the date of this Agreement, the Purchaser and the Seller shall, jointly and severally, to the fullest extent permitted by law and to the extent provided herein, defend, indemnify and hold harmless the Escrow Agent and each director, officer, employee, attorney, agent and affiliate of the Escrow Agent (collectively, the “Indemnified Parties”) against any and all actions, claims (whether or not valid), losses, damages, liabilities, costs and expenses of any kind or nature whatsoever (including reasonable attorneys’ fees, costs and expenses) incurred by or asserted against any of the Indemnified Parties from and after the date hereof in connection with the Escrow Agent’s good faith acceptance of and performance of its duties and obligations under this Agreement or which arise directly or indirectly by virtue of the Escrow Agent’s undertaking to serve as Escrow Agent hereunder; provided, however, that no Indemnified Party shall have the right to be indemnified hereunder for any liability (or any cost or expense related to such liability, including attorneys’ fees, costs and expenses) finally determined by a court of competent jurisdiction, subject to no further appeal, to have resulted from the gross negligence or willful misconduct of such Indemnified Party. If any such action or claim shall be brought or asserted against any Indemnified Party, such Indemnified Party shall promptly notify the Purchaser and the Seller in writing, and the Purchaser and the Seller shall have the right to assume the defense thereof, including the employment of counsel and the payment of all expenses. Such Indemnified Party shall, in its sole discretion, have the right to employ separate counsel in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party unless (i) the Purchaser and the Seller mutually agree in writing to pay such fees and expenses, (ii) both the Purchaser and the Seller shall fail to assume the defense of such action or proceeding or shall fail, in the reasonable discretion of such Indemnified Party, to employ counsel reasonably satisfactory to the Indemnified Party in any such action or proceeding, or (iii) the named parties to any such action or proceeding (including any impleaded parties) include both the Indemnified Party, on the one hand, and the Purchaser or the Seller, on the other hand, and the Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to it which are different from or additional to those available to the Purchaser or the Seller. All such fees and expenses payable by the Purchaser and the Seller pursuant to the foregoing sentence shall be paid from time to time as incurred, both in advance of and after the final disposition of such action or claim. All of the foregoing losses, damages, costs and expenses of the Indemnified Parties shall be payable upon demand of such Indemnified Party, jointly and severally, by the Seller and the Purchaser. The obligations of the Purchaser and the Seller under this Section 4.2 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

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(b)                 The Parties agree that neither the payment by the Purchaser and the Seller of any claim by the Escrow Agent for indemnification hereunder nor the disbursement of any amounts to the Escrow Agent from the Escrow Fund in respect of a claim by the Escrow Agent for indemnification shall impair, limit, modify, or affect, as between the Purchaser and the Seller, the respective rights and obligations of the Seller, on the one hand, and the Purchaser, on the other hand, under this Agreement. The Purchaser and the Seller agree solely between themselves that any obligation for indemnification under this Section 4.2 (or for fees and expenses of the Escrow Agent described in Section 4.1) shall be borne by the Party or Parties determined by an arbitrator or a court of competent jurisdiction to be responsible for causing the loss, damage, liability, cost or expense for which the Escrow Agent is entitled to indemnification or, if no such determination is made, then one-half by the Purchaser and one-half by the Seller.

4.3              Disputes. If, at any time, there shall exist any dispute between the Purchaser and the Seller with respect to the holding or disposition of any portion of the Escrow Fund or any other obligations of the Escrow Agent hereunder, or if at any time the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of any portion of the Escrow Fund or the Escrow Agent’s proper actions with respect to its obligations hereunder, or if the Purchaser and the Seller have not, within thirty (30) days of the furnishing by the Escrow Agent of a notice of resignation pursuant to Section 4.4 below, appointed a successor escrow agent to act hereunder, then the Escrow Agent may, in its sole discretion, take either or both of the following actions:

(a)	suspend the performance of any of its obligations under this Agreement until such dispute or uncertainty shall be resolved to the sole satisfaction of the Escrow Agent acting in accordance with the advice, opinion or instruction of its counsel or until a successor escrow agent shall have been appointed (as the case may be); or

(b)	petition (by means of an interpleader action or any other appropriate method) a court of competent jurisdiction, for instructions with respect to such dispute or uncertainty, and pay into or deposit with such court all disputed Escrow Funds held by it in the Escrow Fund for holding and disposition in accordance with the instructions of such court, and the Escrow Agent shall thereupon be discharged from all further obligations as Escrow Agent under this Agreement.

The Escrow Agent shall have no liability, except for liability for its own fraud, gross negligence or willful misconduct, to the Purchaser, the Seller or any other person with respect to any such suspension of performance or disbursement into court, specifically including any liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of funds held in the Escrow Fund or any delay in or with respect to any other action required or requested of the Escrow Agent.

4.4              Resignation of Escrow Agent. The Escrow Agent may resign from the performance of its duties hereunder at any time by giving thirty (30) days’ prior written notice to

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the Purchaser and the Seller or may be removed, with or without cause, by the Purchaser and the Seller, acting jointly, at any time by the giving of ten (10) days’ prior written notice to the Escrow Agent. Such resignation or removal shall take effect upon the appointment of a successor escrow agent as provided herein. Upon any such notice of resignation or removal, the Purchaser and the Seller, acting jointly, shall appoint a successor escrow agent hereunder, which shall be a commercial bank, trust company or other financial institution with a combined capital and surplus in excess of $1 billion, unless otherwise agreed by the Purchaser and the Seller. In the event the Purchaser and the Seller shall fail to appoint a successor escrow agent within thirty (30) days after the resignation or removal of the Escrow Agent, as contemplated hereby, the Escrow Agent may deposit the Escrow Fund into the registry of a court of competent jurisdiction and shall thereupon be discharged from all further duties as Escrow Agent under this Agreement. Upon the acceptance in writing of any appointment as Escrow Agent hereunder by a successor escrow agent, such successor escrow agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Escrow Agent, and the retiring Escrow Agent shall be discharged from its duties and obligations under this Agreement, but shall not be discharged from any liability for actions taken as Escrow Agent hereunder prior to such succession. After any retiring Escrow Agent’s resignation or removal, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

4.5              Receipt. By its execution and delivery of this Agreement, the Escrow Agent acknowledges receipt of the Escrow Amount.

4.6              Fees. The Purchaser and the Seller shall each pay one-half of the fees for the services provided by the Escrow Agent hereunder in accordance with invoices, consistent with the fees set forth on Schedule I, delivered to the Purchaser and the Seller by the Escrow Agent. The obligations of the Purchaser and the Seller under this Section 4.6 shall survive any termination of this Agreement and the resignation or removal of the Escrow Agent.

5.	Miscellaneous.

5.1              Notices. All notices, requests, claims, demands, waivers, consents, approvals and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by nationally-recognized overnight courier, by overnight U.S. express mail (postage prepaid, return receipt requested), or e-mail transmission (so long as a receipt of such e-mail is requested and received) to each other party as follows:

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To the Purchaser:                                Vecima Networks Inc.

771 Vanalman Avenue

Victoria, British Columbia V8Z 3B8

Canada

Attention: Peter Torn, General Counsel and Corporate Secretary

Email: peter.torn@vecima.com

Fax: 1-250-881-1974

To the Seller:                                        Concurrent Computer Corporation

4375 River Green Parkway, Suite 100

Duluth, Georgia 30096

Attn: Heather Asher, Senior Counsel

EMAIL: heather.asher@ccur.com

with a copy (which shall not

constitute notice) to:                           Andrews Kurth Kenyon LLP

450 Lexington Avenue, 15th Floor

New York, NY 10017

Attention: Paul N. Silverstein, Esq.

Email: paulsilverstein@andrewskurth.com

Fax: 1-212-850-2929

If to Escrow Agent:                              SunTrust Bank

Mail Code CS-HDQ-5307

919 East Main Street, 7th Floor

Richmond, Virginia 23219

Attn: Charles Henderson

AVP, Escrow Services

Telephone: (804) 782-7087

Fax: (804) 225-7141

EMAIL: Charles.Henderson@suntrust.com

or to such other address as the Person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

5.2              Tax Reporting. The Escrow Agent shall provide monthly reports of transactions and holdings to the Purchaser and the Seller as of the end of each month, at the address provided by the Purchaser and the Seller. The Escrow Agent shall report to the Internal Revenue Service, as of each calendar year-end, all income earned from the investment of any sum held in the Escrow Account as the income of the Purchaser for purposes of the Internal Revenue Code of 1986, as amended and applicable state and local income tax law. The Escrow Agent shall timely furnish to the Purchaser, the Internal Revenue Service, and any other taxing authority, an Internal Revenue Service Form 1099 (and any other applicable form) showing the income earned from the Escrow Account for each tax year. Notwithstanding anything to the

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contrary herein provided, except for the delivery of Form 1099’s, the Escrow Agent shall have no duty to prepare or file any Federal or state tax report or return with respect to any funds or equity held pursuant to this Escrow Agreement or any income earned thereon.

5.3              Time of the Essence. Computation of Time. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon a Saturday, Sunday or any date on which banks in Georgia are closed, the Party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular Business Day.

5.4              Successors and Assigns. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the Escrow Agent under this Agreement without further act. Except as set forth in the immediately preceding sentence, no assignment or transfer by any Party of such Party’s rights and obligations hereunder shall be made except with the prior written consent of the other Parties. Notwithstanding the foregoing, the Seller may transfer or assign in whole or in part, any or all of its rights, interests or obligations hereunder to any party that directly or indirectly acquires the Seller or substantially all of the assets of the Seller provided, however, that such assignee(s) (i) shall agree in writing to be bound by the obligations of the Seller and (ii) shall provide the Escrow Agent with all forms and documentation requested by the Escrow Agent to verify identification and authorization to act in accordance with the USA Patriot Act of 2001. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to a Party shall also be a reference to the successors and permitted assigns thereof.

5.5              Partial Invalidity. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Law, each Party hereby waives any provision of Law that renders any such provision prohibited or unenforceable in any respect.

5.6              Governing Law. Jurisdiction; Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of law thereof. Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware in any proceeding arising in connection with this Agreement, and agrees that any such proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party further agrees that service of process may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 5.1 above. Each Party waives all right to trial by jury in any proceeding arising out of relating to this Agreement, or its performance under or the enforcement of this Agreement.

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5.7                Interpretation; Rules of Construction. When a reference is made in this Agreement to Exhibits, Schedules, or Sections, such reference shall be to an Exhibit to, Schedule of, or Section of this Agreement, respectively, unless otherwise indicated. The words “include”, “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation”. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to “$” or dollars shall refer to United States dollars, unless otherwise specified. The Parties have participated jointly in the negotiation and drafting of this Agreement; accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

5.8              Entire Agreement; Amendments. This Agreement and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

5.9              Waivers. Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

5.10            No Limitation. The Parties (other than the Escrow Agent) agree that the rights and remedies of any Party under this Agreement shall not operate to limit any other rights and remedies otherwise available to any Party under the Purchase Agreement.

5.11          Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms hereof to produce or account for more than one of such counterparts. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other electronic imaging means, including email transmission by PDF, shall be effective as delivery of a manually executed counterpart to this Agreement.

5.12          Other Transactions with the Purchaser or the Seller. The Escrow Agent and any stockholder, director, officer or employee of the Escrow Agent may become pecuniarily interested in any transaction in which the Purchaser or the Seller may be interested, and contract and lend money to the Purchaser or the Seller and otherwise act as fully and freely as though it were not Escrow Agent under this Agreement. Nothing herein shall preclude the Escrow Agent from acting in any other capacity for the Purchaser, the Seller or for any other entity.

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5.13          Authorized Signatures. Contemporaneously with the execution and delivery of this Agreement and, if necessary, from time to time thereafter, each of the parties to this Agreement shall execute and deliver to the Escrow Agent a Certificate of Incumbency substantially in the form of Exhibit 5.13-A and 5.13-B hereto (a “Certificate of Incumbency”) for the purpose of establishing the identity and authority of persons entitled to issue notices, instructions or directions to the Escrow Agent on behalf of each such party. Until such time as the Escrow Agent shall receive an amended Certificate of Incumbency replacing any Certificate of Incumbency theretofore delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on the most recent Certificate of Incumbency furnished to the Escrow Agent. Whenever this Agreement provides for joint written notices, joint written instructions or other joint actions to be delivered to the Escrow Agent, the Escrow Agent shall be fully protected in relying, without further inquiry, on any joint written notice, instructions or action executed by persons named in such Certificate of Incumbency.

[SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

PURCHASER:

VECIMA NETWORKS INC.

By:	_________________________________ Name:

Title:

SELLER:

CONCURRENT COMPUTER CORPORATION

By:	_________________________________ Name:

Title:

ESCROW AGENT: SUNTRUST BANK

By:	_________________________________ Name:

Title:

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SCHEDULE I SCHEDULE OF FEES

See attached.

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Exhibit B

Non-Compete Agreement

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (this “Agreement”) is entered into as of , 20 , by and between Vecima Networks Inc., a Canadian corporation (“Buyer”), and Concurrent Computer Corporation, a Delaware corporation (“Seller”).

RECITALS

A.                Buyer and Seller have entered into an Asset Purchase Agreement dated as of October 13, 2017 (the “Purchase Agreement”) pursuant to which Buyer is purchasing substantially all of the assets of Seller used in the conduct of the Business (the “Transaction”).

B.                 Seller is engaged in, among other things, the business of developing, marketing and supporting software applications and solutions (including software, hardware and services) for video content delivery and storage technologies (the “Business”).

C.                 The Purchase Agreement requires that this Agreement be executed and delivered by Seller as a condition to the obligations of Buyer to close the Transaction.

NOW, THEREFORE, in consideration of the recitals and the covenants, representations, warranties, conditions and agreements hereinafter expressed, the parties hereto hereby agree as follows:

1.                     Defined Terms. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings attributed to them in the Purchase Agreement. In addition, all capitalized terms used in the provisions of the Purchase Agreement that are incorporated by reference herein shall have the meaning ascribed to such terms in the Purchase Agreement.

2.	Acknowledgements.

(a)                Seller recognizes that the covenants set forth in Section 3 of this Agreement are an essential part of the Transaction and that, but for the agreement of Seller to comply with such covenants, Buyer would not close the Transaction. Seller acknowledges and agrees that the covenants set forth in Section 3 of this Agreement are necessary to protect the legitimate business interests of Buyer acquired in the Transaction, including, without limitation, trade secrets and other confidential information of Seller and goodwill included in the Purchased Assets, and that irreparable harm and damage will be done to Buyer if Seller takes any action in any way prohibited by such covenants.

(b)               Seller acknowledges and agrees that the reputation and goodwill associated with the Purchased Assets are an integral part of the past and future success of the Business. Seller acknowledges and agrees further that the Intellectual Property acquired by Buyer pursuant to the Purchase Agreement is an integral part of the past and future success of the Business, including the growth and expansion of the Business using

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the Intellectual Property acquired pursuant to the Purchase Agreement, and that the consideration Buyer is paying pursuant to the Purchase Agreement is intended, among other things, to ensure that Buyer can use and exploit the reputation, goodwill, and Intellectual Property included in the Purchased Assets to the fullest extent possible throughout the world without the Seller undermining the value of that which Buyer is acquiring by (among other things) competing in violation of the terms of this Agreement. Seller acknowledges further that if Seller deprives Buyer of the goodwill included in the Purchased Assets or in any manner utilizes the reputation and goodwill of the Business in competition with Buyer or otherwise competes in violation of the terms of this Agreement, Buyer will be deprived of the benefits it is paying for pursuant to the Purchase Agreement. Seller acknowledges further that Buyer’s interest in acquiring the Purchased Assets arises materially from the anticipated incorporation of the Business into Buyer’s operations (including the operations of Buyer’s Affiliates), and that Seller has operated, and that Buyer and its Affiliates intend to continue to operate, the Business on a global scale. Given this express motivation of Buyer to enter into the Transaction, Seller acknowledges and agrees that Seller’s competition with the Business in the geographic areas that are covered by the Business following the incorporation of such Business into Buyer’s operations would be unfair and thus that Buyer reasonably needs protection against such unfair competition by Seller.

(c)                Seller hereby acknowledges the broad territorial scope of the covenant contained in this Agreement, but acknowledges and agrees that the restrictions are reasonable and enforceable in view of, among other things, (i) the narrow range of activities prohibited, (ii) the products related to the Business are being marketed worldwide, (iii) the Business competes with other businesses that are or could be located in any part of the world, (iv) the fact that a business which competes with Buyer’s operation of the Business could greatly benefit if it were to obtain the confidential information included in the Purchased Assets, (v) the sale to Buyer of the Purchased Assets, including Intellectual Property and goodwill, pursuant to the Purchase Agreement, (vi) the fact that Seller would have an unfair competitive advantage if Seller were allowed to engage in the competitive activities prohibited by this Agreement in light of the confidential, proprietary and trade secret information and/or goodwill that Seller had as of the Closing, (vii) the provisions of Section 3 of this Agreement are reasonable and necessary to protect and preserve Buyer’s interests in and right to use and operate the Purchased Assets and the Business from and after Closing, and (viii) Buyer would be irreparably damaged if Seller were to breach the covenants set forth in Section 3 of this Agreement.

3.                     Non-Competition and Non-Solicitation. In consideration of the amounts payable to Seller pursuant to the Purchase Agreement and the consummation of the Transaction, Seller agrees that Seller shall not:

(a)                for a period of three (3) years after the Closing Date (the “Restricted Period”) and anywhere in the world, directly or indirectly through any entity other than Buyer or its Affiliates, as a principal, employee, partner, member, officer, director, agent or otherwise, compete, assist in or provide financial resources to any activity which competes with the Business as it was conducted by the Seller prior to the

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Closing; provided, however, that the foregoing shall not prohibit Seller from owning 5% or less of the outstanding equity or debt securities of a publicly traded entity;

(b)               use or disclose to anyone, except authorized personnel of Buyer or its Affiliates, any Confidential Information in or related to the Purchased Assets to the extent such Confidential Information was incorporated in or related to the Purchased Assets as of the Closing; and if Seller is or may be obligated to disclose any such Confidential Information pursuant to Applicable Law or legal process, then Seller shall provide Buyer with prompt written notice before any such disclosure sufficient to enable Buyer either to seek a protective order or other appropriate remedy preventing or prohibiting such disclosure or to waive compliance with the provisions of this Section or both; provided that, nothing herein shall prevent Seller from using or disclosing information that is generally available to the public; or

(c)                directly or indirectly, during the Restricted Period, solicit or recruit any Continuing Employee or encourage a Continuing Employee to leave the Buyer’s employment, or solicit, recruit or hire any person who at the time of proposed hire by Seller had been an officer or employee of Buyer or any of its Affiliates subsequent to the Closing and within the previous twelve (12) months, or induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Business to reduce or discontinue its business with Buyer or any of its Affiliates or disclose to anyone else the name and/or requirements of any such customer or provide goods or services to any such customer in competition with the goods or services of the Business.

4.                     Remedies. If Seller breaches the covenants set forth in Section 3 of this Agreement, Buyer will be entitled to the following remedies:

(a)                such money damages, as may be established by competent proof, from Seller; and

(b)               injunctive or equitable relief to restrain any breach or threatened breach or otherwise to specifically enforce the provisions of Section 3 of this Agreement, it being agreed that money damages alone would be inadequate to compensate Buyer and would be an inadequate remedy for such breach.

5.                     Waiver. The rights and remedies of the parties to this Agreement are cumulative and without prejudice to any other rights or remedies under Applicable Law. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Applicable Law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (c) no notice or demand on one party will be deemed to

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be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

6.                     Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered by courier delivery to the party for which it is intended, upon transmission by facsimile provided there is electronic acknowledgement of receipt, or five (5) Business Days after having been deposited in the mail, certified or registered (with receipt requested) and postage prepaid, addressed at the address shown in this Section 6 for, or such other address as may be designed in writing hereafter by, such party:

Buyer:

Vecima Networks Inc.

771 Vanalman Avenue

Victoria, British Columbia V8Z 3B8

Canada

Attention: Peter Torn, General Counsel and Corporate Secretary

Email: peter.torn@vecima.com

Fax: 1-250-881-1974

Seller:

Concurrent Computer Corporation.

4375 River Green Parkway Ste 100

Duluth, GA, 30096

USA

Attention: Heather Asher, Senior Counsel

Email: heather.asher@ccur.com

with a copy (which shall not constitute service) to:

Andrews Kurth Kenyon LLP

450 Lexington Avenue, 15th Floor

New York, NY 10017

Attention: Paul N. Silverstein, Esq.

Email: paulsilverstein@andrewskurth.com

Fax: 1-212-850-2929

Either party may, by notice to the other party, change the address and/or contact person to which any such notices are given.

7.                     Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and their successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be transferred, delegated or

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assigned by either party hereto without the prior written consent of the other party (which consent shall not be unreasonably withheld), except that Buyer shall have the right to transfer and assign its rights hereunder to any of its Affiliates without the need for such consent.

8.                     Counterparts; Facsimile Signatures. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by electronic or facsimile signature(s).

9.                     Headings; Interpretation. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to a Section, unless otherwise indicated, shall mean a Section of this Agreement. Each party hereto has participated substantially in the negotiation and drafting of this Agreement and each party hereto agrees that any ambiguity herein should not be construed against the draftsman. Whenever required by the context, any gender shall include any other gender, the singular shall include the plural and the plural shall include the singular.

10.                 Right to Recover Costs and Fees. Seller undertakes and agrees that if Seller breaches this Agreement, Seller shall be liable for all expenses, costs and fees (including attorneys’ fees) incurred by Buyer in enforcing its rights hereunder.

11.                 Modification. This Agreement may not be amended, supplemented or otherwise modified except by a written agreement executed by authorized representatives of both of the parties hereto.

12.                 Remedies Cumulative. Except as otherwise expressly provided herein, all rights and remedies of the parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Applicable Law.

13.                 Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of Delaware, without reference to its choice of law rules.

14.                 Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the federal courts located in Delaware, or if such courts do not have jurisdiction, in any Delaware state court for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby, and each of the parties hereto agrees to commence any action, suit or proceeding relating hereto in the federal courts located in Delaware or, if such courts do not have jurisdiction, in any Delaware state court. Each of the parties hereto further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding with respect to any matters to which it has submitted to jurisdiction pursuant to this Section 14. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or

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proceeding arising out of this Agreement or the transactions contemplated hereby in the above noted jurisdictions, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or to raise any similar defense or objection. EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BETWEEN THE PARTIES HERETO, DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, OR ANY DISPUTES RELATED HERETO. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO AGENT, REPRESENTATIVE OR ATTORNEY OF ANY OF THE OTHER PARTIES HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS SET FORTH IN THIS SECTION 14.

15.                 Judicial Enforcement. If any territorial, time or activity limitation (or the lack thereof) is determined to be unreasonable by a court or other tribunal, the parties agree to the reduction of such territorial, time or activity limitations (including the imposition of such a limitation if it is missing) to such an area, period or scope of activity as said court or tribunal shall deem reasonable under the circumstances. Also, if Buyer seeks partial enforcement of Section 3 as to only a territory, time and scope of activity which is reasonable, then Buyer shall be entitled to such reasonable partial enforcement. If such reduction or (if Buyer seeks partial enforcement) such partial enforcement is not possible, then the unenforceable provision or portion thereof shall be severed as provided in Section 16.

16.                 Severability. If any provision hereof shall be held invalid or unenforceable by any court of competent jurisdiction or as a result of future legislative action, such holding or action shall be strictly construed and shall not affect the validity or effect of any other provision hereof, so long as the remaining provisions, taken together, are sufficient to carry out the overall intentions of the parties hereto as evidenced hereby.

17.                 Entire Agreement. Seller acknowledges and agrees that Seller is not entering into this Agreement in reliance upon any term or condition not stated herein; that this Agreement embodies the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and that this Agreement supersedes all prior and contemporaneous agreements and understandings, whether written or oral or express or implied, pertaining to Seller’s ability to compete with the Business; provided, however, nothing in this Agreement shall supersede the Purchase Agreement, or relieve any party hereto of its obligations under the Purchase Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have each caused this Agreement to be executed as of the day, month and year first above written.

BUYER:

VECIMA NETWORKS INC.

By: ________________________

Name: ______________________

Title: _______________________

SELLER:

CONCURRENT COMPUTER CORPORATION

By: ________________________

Name: ______________________

Title: _______________________

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Exhibit C

Transition Services Agreement

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), effective as of __________, 20 _____(the “Effective Date”), is made and entered by and between Vecima Networks Inc., a corporation existing under the laws of Canada (the “Purchaser”), and Concurrent Computer Corporation, a Delaware corporation (the “Seller” and, together with the Purchaser, individually a “Party” and collectively the “Parties”).

RECITALS

WHEREAS, the Seller and the Purchaser entered into that certain Asset Purchase Agreement dated October 13, 2017 (the “Purchase Agreement”);

WHEREAS, in order to ensure an orderly transition of the Purchased Business to the Purchaser and the Seller’s reasonable access to such Continuing Employees as may be necessary for the Seller to complete its ongoing tax, accounting, and financial reporting obligations, the Parties desire to enter into this Agreement, pursuant to which each Party shall provide certain transition services (such Party, when providing such transition services, the “Providing Party”) to the other Party (such Party, when receiving such transition services, the “Receiving Party”), all as further set forth in this Agreement; and

WHEREAS, capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, the Parties hereby agree as follows:

1.	Fees and Services.

i.	Fees for Purchaser Resources. Seller shall pay Purchaser for any of Purchaser’s employees, agents, or “Continuing Employees” (as that term is used in the Purchase Agreement), (collectively, the “Resources”) that are used to satisfy a Request for Services delivered by the Seller. Purchaser shall charge the Seller the “Fully Burdened Labor Costs” for each Resource that the Seller uses on an hourly basis. For purposes of this Agreement, “Fully Burdened Labor Costs” means the hourly base salary per Resource multiplied by 1.1775. Each month, Purchaser shall invoice Seller for the Resources used and the Seller shall pay such invoice within thirty (30) days of the invoice date.

ii.	Fees for External Resources. If the Purchaser needs to use or hire external resources to support its obligations pursuant to this Agreement, one half of the cost of the external resources shall be charged to Seller on a cost recovery basis as per the invoice received by the Purchaser from the external services provider, and the Purchaser shall bear the other one half of the cost of the external resources. The Purchaser shall forward any invoice received for external resources hired by Purchaser to support its obligations pursuant to this Agreement to Seller promptly, and Seller shall pay its one half share of such costs within the later of thirty

(30) days of the invoice date.

iii.	Seller requests financial and tax Services from Purchaser. The Purchaser agrees to provide the Seller with services set out in Exhibit A attached hereto. Each service outlined in Exhibit A is included in the definition of “Service” and collectively included in the definition of “Services” set forth in Section 1(iv) below.

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iv.	Request for other Services by either Party. Either Party may submit a request (a “Request for Services”) to the other Party for the performance of services (each, a “Service” and collectively, the “Services”). A Request for Services may include requests for tax, accounting and financial reporting services that are not included in Exhibit A, which shall be treated under the terms of this Section (iv). A Request for Services shall include: (i) a description of the Services sought by the Party delivering such request; (ii) an estimate of the number of hours the Party reasonably believes shall be required to complete the requested Services; and (iii) the name or names of the person or persons that the Party desires to complete the Services. Within three (3) Business Days of receipt of a Request for Services, the Party receiving such Request for Services shall respond to the other Party in writing, indicating: (i) the date or dates on which the Party receiving a Request for Services shall make personnel available to perform the Services sought by the Party delivering a Request for Services; and (ii) the hourly rates of the personnel that shall be made available to provide the Services. The Party receiving a Request for Services shall use commercially reasonable efforts to make the person or persons specifically requested by the Party delivering a Request for Services available to perform such Services. The hourly rates of Seller personnel made available to perform Services for the Purchaser shall equal the hourly rate paid by the Seller to the Purchaser in the course of such person’s employment (which, in the case of salaried employees, shall be determined by dividing such person’s then applicable base salary by 2,080).

v.	Limitation of Service. The Seller shall not have access to any of the Purchaser’s real time accounting systems or services.

vi.	Standard of Service. The Parties shall provide the Services in good faith, in accordance with Applicable Law, and, as applicable, in a manner generally consistent with the historical performance of the Services. The Parties agree that all the Resources may not be available at all, or available in a timely manner, in a manner generally consistent with the historical performance of the Services until the Real Time Transition Agreement dated effective May 15, 2017 between the Seller and Real Time, Inc. is completed in its entirety, which the Seller estimates will occur in November 2017.

vii.	Delivery of Request for Services. A Request for Services shall be sent by or on behalf of the General Contact of the Party requesting Services (as specified in Section 9) to the attention of the General Contact for the Party to be providing Services (as specified in Section 9). A Request for Services shall be sent via electronic mail.

2.	Term. The term of this Agreement (“Term”) shall commence on the Effective Date and continue in effect for twelve (12) months, unless earlier terminated as provided herein.

3.	Reserved.

4.	Intellectual Property.

(i)	It is the expectation of the Parties that no software or inventions shall be created pursuant to this Agreement. Except as may be set forth in any Request for Services or other correspondence between the Parties, no right, title or interest in any software or inventions is assigned pursuant to this Agreement. Notwithstanding the foregoing, however, the Receiving Party may create reports, documents, and other works of authorship in connection with the Services provided hereunder (collectively, “Reports”). All such Reports are created as a work made for hire on behalf of the Receiving Party and

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shall be exclusively owned by the Receiving Party. In the event that any such Report is not characterized as a work made for hire, the Providing Party hereby assigns all right, title and interest, including all copyright rights, in such Reports to the Receiving Party.

(ii)	Each Party, in the performance of the Services, may use Intellectual Property, as defined in the Purchase Agreement, which it owned or licensed prior to the Effective Date of this Agreement or developed or licensed outside the scope of this Agreement (“Pre-Existing IP”). To the extent that the Receiving Party accesses or uses any Pre-Existing IP in its receipt of the Services, the Providing Party hereby grants the Receiving Party a non- exclusive, non-transferable (except as provided in Section 4(ii)) right and license to access and use the Pre-Existing IP as necessary or desirable to receive the benefit of the Services. The Receiving Party shall use the Pre-Existing IP consistent with the use of such Pre-Existing IP prior to the Closing Date, solely to the extent necessary to receive the Services. Except for the limited licenses in the Pre-Existing IP granted herein, each Party retains all right, title and interest in any of its Pre-Existing IP.

5.	Representations and Warranties.

(i)	Mutual Representations and Warranties. Each Party represents and warrants to the other Party that: (a) it is duly organized and validly existing under the laws of the jurisdiction in which it was organized and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder and the person executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate action; (c) this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with this Agreement’s terms and (d) in the performance of its Services hereunder that it shall not infringe any third party Intellectual Property.

(ii)	Warranty Disclaimers. EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4(i), NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES REGARDING THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT OR IMPLIED WARRANTIES ARISING OUT OF COURSE OF DEALING, COURSE OF PERFORMANCE OR USAGE OF TRADE.

6.	Termination.

(i)	A Receiving Party may terminate any Service with respect to which it is a Receiving Party under this Agreement for convenience at any time by providing ten (10) days prior written notice to a Providing Party. The Parties may terminate this Agreement or any Service provided hereunder by written agreement signed by both Parties.

(ii)	Either Party may terminate this Agreement immediately by providing written notice to the other Party if the other Party is in material breach of this Agreement and fails to cure such breach within fifteen (15) days after written notice thereof.

(iii)	Effective upon termination of this Agreement, no Party in its capacity as a Providing Party shall have any further obligation to provide the Services, and no Party in its capacity as a Receiving Party shall owe any further compensation to the Providing Party or have any further liability to the Providing Party in connection with this Agreement

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with respect to the Services for which it is a Receiving Party, except for any compensation that accrued prior to the date of termination or in connection with such Services. The Seller shall reasonably cooperate with the Purchaser, and the Purchaser shall reasonably cooperate with the Seller, in completing all work in process and assist with transitioning any matters that require the Seller’s or the Purchaser’s assistance, as applicable, each as requested by the other Party. In addition, the Seller shall return to the Purchaser, and the Purchaser shall return to the Seller, all or destroy property belonging to the Purchaser or to the Seller, as applicable, that was used by the Seller or the Purchaser, as applicable, in providing the Services, including, but not limited to, all Confidential Information.

7.	Indemnification and Limitation of Liability.

(i)	The Seller shall indemnify, defend and hold the Purchaser and its affiliates and each of their respective directors, managers, officers, employees, members and stockholders harmless from and against all claims, demands, money judgments, settlements, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by any one or more of them in connection with, arising from or occurring as a result of a third party claim, demand or other action or proceeding to the extent based upon or arising from any one or more of the following: (a) any grossly negligent act or omission or intentional wrongdoing of the Seller in connection with this Agreement, (b) any breach of this Agreement by the Seller, and (c) any violation of governing law, rule or regulation by the Seller in connection with this Agreement.

(ii)	The Purchaser shall indemnify, defend and hold the Seller and its affiliates and each of their respective directors, managers, officers, employees, members and shareholders harmless from and against all claims, demands, money judgments, settlements, liabilities, costs and expenses (including reasonable attorneys’ fees) incurred by any one or more of them in connection with, arising from or occurring as a result of a third party claim, demand or other action or proceeding to the extent based upon or arising from any one or more of the following: (a) any grossly negligent act or omission or intentional wrongdoing of Purchaser in connection with this Agreement, (b) any breach of this Agreement by Purchaser, or (c) any violation of governing law, rule or regulation by Purchaser in connection with this Agreement.

(iii)	In no event shall either Party be liable to the other Party or its affiliates, managers directors, officers, employees, agents, shareholders, members or representatives for any consequential, indirect, special or punitive damages unless such damages are awarded to a third party (whether via final, non-appealable judgment, order or settlement) in connection with any event, circumstance of occurrence with respect to which a Party has an indemnification obligation hereunder; provided, that either Party may be liable to the other Party or its affiliates, managers, directors, officers, employees, agents, shareholders, members or representatives for reasonably foreseeable consequential, indirect and special damages solely to the extent in connection with, arising from or occurring as a result of a breach of Section 8 hereof.

(iv)	Each Party’s indemnification obligations under this Agreement shall be limited to the Cap (and shall be taken into account in determining the aggregate amount of indemnification obligations subject to the Cap under Section 8 of the Purchase Agreement). Each Party’s indemnification obligations under this Agreement shall expire one year after the termination of this Agreement (“Indemnity Expiration Date”);

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provided, that each Party shall remain liable for indemnification claims made by the other Party prior to the Indemnity Expiration Date. Each Party shall notify the other Party in writing of any indemnification claim, specifying the factual basis of the claim in reasonable detail, to the extent then known by the Purchaser or the Seller, as applicable, prior to the Indemnity Expiration Date.

(v)	The Services provided by the Purchaser to the Seller hereunder are provided “AS IS” and with “ALL FAULTS” and without any warranty of any kind, express or implied, including the implied warranties of fitness for a particular purpose and data accuracy. The Purchaser’s aggregate liability to the Seller in connection with the Services provided by Purchaser to Seller hereunder shall be limited to the greater of: (a) the amounts paid or payable by the Seller to the Purchaser for such Services and (b) $10,000. In the event of any conflict between the terms of this Section 7(v) and any other provision in this Section 7 (including Section 7(iii)), the terms of this Section 7(v) shall prevail.

8.	Confidentiality. Each Party agrees it shall receive certain Confidential Information from the other Party. Each Party agrees to, and shall cause its representatives to, treat such Confidential Information in accordance with the terms of Section 6.8 of the Purchase Agreement.

9.	Contact Persons. Each Party appoints the individuals below to serve as its primary point of contact for matters related to this Agreement.

General Contact
Purchaser	Dean Rockwell Email: dean.rockwell@vecima.com
Seller	Warren Sutherland Email: warren.sutherland@ccur.com

10.	Miscellaneous.

(i)	The Parties agree that the relationship of the Providing Party to the Receiving Party is that of an independent contractor. The Providing Party has no authority to bind the Receiving Party, and the Receiving Party has no authority to bind the Providing Party, by or to any obligation, agreement, promise, representation, or warranty, and neither Party shall incur any liability for or on behalf of the other Party. Nothing herein shall be deemed to constitute or appoint either Party as the agent or legal representative of other Party.

(ii)	This Agreement and the rights, obligations, and remedies of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without reference to any of its conflict of law principles which would otherwise require the application of the law of a different jurisdiction. The Parties irrevocably submit to the jurisdiction of any state or federal court located in the State of Delaware, solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not

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maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the Parties irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a state or federal court. Notwithstanding the foregoing, either Party shall be entitled to bring a claim for injunctive or other equitable relief in any court of competent jurisdiction.

(iii)	Except as set forth herein, including the reference to and incorporation of the Purchase Agreement where specified, this Agreement constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes any prior written or verbal agreements or understandings in connection herewith, except as expressly provided in the Purchase Agreement. No amendment, waiver, or modification hereto shall be valid unless specifically made in writing and signed by an authorized signatory of both Parties hereto. If any provision is judicially determined to be invalid or unenforceable, then such provision shall be modified to the least extent to make such provision valid and enforceable, if legally permissible, or, if not, such provision shall be ineffective only to the extent of such invalidity or unenforceability, and the remaining provisions shall be given full force and effect. There are no third party beneficiaries to this Agreement.

(iv)	Excluding payment obligations, either Party shall be excused from delays in performing or failure to perform hereunder to the extent that such delays or failures result from causes beyond the reasonable control of such party, including, but not limited to, any act of God or public enemy, act of any military, civil or regulatory authority, riots, civil disorders, rebellions or revolutions in any country, terrorist acts, threat of terrorism, change in any law or regulation, fire, flood, earthquake, storm or other similar event, disruption or outage of communications, power or other utility, labor problems or strikes, and any other cause, whether similar or dissimilar to any of the foregoing which could not have been prevented through the use of reasonable care or which was not reasonably foreseeable by the affected Party.

(v)	Except as otherwise expressly stated in this Agreement, Section 4 shall survive the expiration or termination of this Agreement for a period of six (6) months, and Sections 6(iii), 7, 8 and 10 shall survive indefinitely.

[Signature page immediately follows]

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IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the Effective Date.

SELLER:

CONCURRENT COMPUTER CORPORATION

By:	_______________________

Name:

Title:

PURCHASER:

VECIMA NETWORKS INC.

By: _______________________

Name:

Title:

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EXHIBIT A: SERVICES TO BE PROVIDED

Description of Service	Term of Services	Fee

Access to office: Purchaser will provide the Seller two of the Purchaser’s offices for two of the Seller’s employees. The Purchaser will provide that these two offices will each have one computer with Office 365.

	Terminates 90 days from Closing (as “Closing” is defined in the Purchase Agreement).	US$1 per month

Audits: Purchaser to make certain Continuing Employees (as defined in the Purchase Agreement) available to Seller for support     of the Seller’s interim and annual audits. Such services are limited to making Continuing   Employees on an “as is” and “as available” basis.

	Term	Fully Burdened Labor Costs
Sarbanes-Oxley (SOX) Compliance: Purchaser to make certain Continuing employees available to Seller for support in connection with Seller’s internal and external SOX testing. Such services are limited to making Continuing Employees available on an “as is” and “as available” basis.	Term	Fully Burdened Labor Costs

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